Exhibit 10.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXECUTION VERSION

RESEARCH COLLABORATION AND LICENSE AGREEMENT

between

ELI LILLY AND COMPANY

and

AVIDITY BIOSCIENCES, INC.

i

ARTICLE 5	DEVELOPMENT, MANUFACTURING, AND REGULATORY MATTERS	28

5.1	Development and Manufacturing Responsibilities	28

5.2	Diligence	28

5.3	Reports	28

5.4	Regulatory Responsibilities	28

5.5	Adverse Event Reporting; Additional Agreement	28

ARTICLE 6	COMMERCIALIZATION	29

6.1	General	29

6.2	Diligence	29

ARTICLE 7	FEES, ROYALTIES, & PAYMENTS	29

7.1	Upfront Payment	29

7.2	Milestone Payments	29

7.3	Royalties on Products	31

7.4	Convertible Note	33

7.5	Method of Payment; Currency Conversion	33

7.6	Records and Audits	33

7.7	Late Payments	34

7.8	Taxes	34

ARTICLE 8	INTELLECTUAL PROPERTY	35

8.1	Ownership of Intellectual Property	35

8.2	Patent Prosecution and Maintenance	36

8.3	Infringement or Misappropriation by Third Parties	38

8.4	Defense and Settlement of Third Party Claims	39

8.5	Patent Extension	40

8.6	CREATE Act	40

8.7	Trademarks	40

ARTICLE 9	REPRESENTATIONS, WARRANTIES AND COVENANTS	40

9.1	Mutual Representations and Warranties	40

9.2	Avidity Representations and Warranties	41

9.3	Mutual Covenants	43

9.4	Compliance	44

9.5	Disclaimer	45

ARTICLE 10	INDEMNIFICATION	45

10.1	Indemnity	45

10.2	Insurance	46

ARTICLE 11	CONFIDENTIALITY	47

11.1	Confidential Proprietary Information	47

11.2	Publicity	49

11.3	Publication	50

ARTICLE 12	TERM & TERMINATION	50

12.1	Term	50

12.2	Termination for Material Breach	50

12.3	Termination by Lilly	51

12.4	Termination for Patent Challenges	52

12.5	Effects of Termination	52

12.6	Survival	54

12.7	Bankruptcy Code	54

ARTICLE 13	GOVERNING LAW; DISPUTE RESOLUTION	55

13.1	Governing Law	55

13.2	Disputes	55

13.3	Mediation	55

13.4	Litigation; Equitable Relief	56

13.5	Excluded Claims	56

ARTICLE 14	MISCELLANEOUS	56

14.1	Entire Agreement; Amendment	56

14.2	Limitation of Liability	57

14.3	Independent Contractors	57

14.4	Notice	57

14.5	Severability	58

14.6	Non-Use of Names	58

14.7	Assignment	58

14.8	Avidity Change of Control	58

14.9	Waivers	59

14.10	Force Majeure	60

14.11	Interpretation	60

14.12	Counterparts; Electronic Signatures	60

14.13	Expenses	60

14.14	Further Assurances	60

14.15	No Third Party Beneficiary Rights	61

14.16	Construction	61

14.17	Cumulative Remedies	61

14.18	Extension to Affiliates	61

Exhibits

Exhibit 1.14 - Avidity Patents

Exhibit 4.2.1 - Reserved Targets

Exhibit 4.3 - Initial Research Plan

Exhibit 4.10 - Part A: Eli Lilly and Company Good Research Practices

Exhibit 4.10 - Part B: Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers

Exhibit 11.2 - Joint Press Release

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is entered into as of April 17, 2019 (the “Effective Date”) by and between AVIDITY BIOSCIENCES, INC., a Delaware corporation having an address at 10975 N. Torrey Pines Rd., Suite 150, La Jolla, CA 92037 (“Avidity”), and ELI LILLY AND COMPANY, a corporation organized and existing under the laws of Indiana, with its principal business office located at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Lilly”). Lilly and Avidity are each hereafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Avidity is a biotechnology company engaged in the research and development of therapeutics based on targeted delivery of nucleic acid molecules;

WHEREAS, Lilly is a pharmaceutical company engaged in the research, development, manufacturing, marketing and distribution of pharmaceutical products, including therapeutic products, for use in humans and animals;

WHEREAS, Avidity and Lilly desire to collaborate in the validation of certain biological Targets (as defined below) and the research and development of antibody-nucleic acid conjugates as therapeutics;

WHEREAS, Lilly desires to obtain from Avidity, and Avidity desires to grant to Lilly, an exclusive license to develop, manufacture, and commercialize Compounds and Products (as defined below), subject to the terms and conditions of this Agreement; and

WHEREAS, in connection with the above license grant, Lilly is purchasing a convertible promissory note from Avidity pursuant to that certain Convertible Note Purchase Agreement between the Parties of even date herewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement and the Exhibits hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1 “Acquirer” has the meaning set forth in the definition of “Change of Control.”

1.2 “Affiliate” means, with respect to either Party, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, for so long as such control exists. As used in this Section 1.2, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity.

1.3 “Agreement” has the meaning set forth in the Preamble.

1.4 “Alliance Manager” has the meaning set forth in Section 2.2.

1.5 “Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.

1.6 “Antibody” means a molecule comprising at least one complementarity determining region of an immunoglobulin domain, including variants, modifications or derivatives of such complementarity determining region.

1.7 “AOC” means an Antibody-Oligo conjugate.

1.8 “Avidity” has the meaning set forth in the Preamble.

1.9 “Avidity-Controlled Patents” has the meaning set forth in Section 8.2.2.

1.10 “Avidity External Costs” means costs, expenses, and charges paid to Third Parties (or payable to Third Parties and accrued in accordance with U.S. GAAP) by Avidity or its Affiliates in the performance of the Research under the applicable Research Plan for a Program.

1.11 “Avidity Indemnitee” has the meaning set forth in Section 10.1.2.

1.12 “Avidity Internal Costs” means Avidity’s FTE costs (calculated at the FTE Rate) incurred by Avidity or any of its Affiliates in the performance of the Research under the applicable Research Plan for a Program.

1.13 “Avidity Know-How” means all Know-How (including any Know-How that is Avidity Proprietary Technology) that Avidity or its Affiliate Controls as of the Effective Date or during the Term that is necessary or reasonably useful for the research, development, manufacturing, having made, use, keeping, importing, exporting, sale, offering for sale or other exploitation of Compounds and Products in the Field in the Territory. Notwithstanding the foregoing, if any Third Party becomes an Acquirer of Avidity after the Effective Date pursuant to a Change of Control, Avidity Know-How will exclude any Know-How that is Controlled by the Acquirer before the relevant Change of Control transaction or thereafter during the Term, provided, however, that Avidity Know-How will include any Know-How that would otherwise fall under the definition of Avidity Know-How that is contained in any Invention discovered, conceived of, or reduced to practice by or on behalf of the Acquirer in performing any activity under this Agreement or by using any Avidity Technology existing as of the closing of such Change of Control transaction or any Avidity Proprietary Technology regardless of when created.

1.14 “Avidity Patent” means any Patent that Avidity or its Affiliate Controls as of the Effective Date or during the Term that: (a) claims Avidity Know-How; or (b) Covers the research, development, manufacturing, having made, use, keeping, importing, exporting, sale, offering for sale or other exploitation of Compounds and Products in the Field in the Territory; including those Patents set forth on Exhibit 1.14. Notwithstanding the foregoing, if any Third Party becomes an Acquirer of Avidity after the Effective Date pursuant to a Change of Control, Avidity Patents will exclude any Patent that is Controlled by the Acquirer before the relevant Change of Control transaction or thereafter during the Term, provided, however, that Avidity Patents will include any Patents that would otherwise be included in the definition of Avidity Patents that claim an Invention made or generated by the Acquirer in performing any activity under this Agreement or by using any Avidity Technology existing as of the closing of such Change of Control transaction or any Avidity Proprietary Technology regardless of when created.

1.15 “Avidity Proprietary Technology” means Proprietary Technology of Avidity (or its Affiliate) that: (a) exists as of the Effective Date or is developed, acquired or in-licensed by Avidity and/or any of its Affiliates during the Term outside the scope of its activities under the Research Plan; and (b) is not the same as any Lilly Proprietary Technology, provided that in the case of Avidity Know-How (as opposed to Avidity Patents) that would otherwise be considered Avidity Proprietary Technology under this definition that is disclosed by Avidity or its Affiliate to Lilly (or its Affiliate), such Know-How shall only be considered Avidity Proprietary Technology to the extent it is marked or otherwise prominently designated to Lilly (or such Affiliate) as Avidity Proprietary Technology at the time of such disclosure or immediately thereafter.

1.16 “Avidity Research Costs” means, individually or collectively, the Avidity Internal Costs and the Avidity External Costs.

1.17 “Avidity Technology” means, individually or collectively, the Avidity Know-How and Avidity Patents. For clarity, “Avidity Technology” includes all Avidity Proprietary Technology.

1.18 “Biosimilar Product” means, with respect to a Product, and on a Product-by-Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Product, that in each case: (a) is sold in the same country (or is commercially available in the same country via import from another country) as such Product by any Third Party that is not a Sublicensee of Lilly or its Affiliates and that did not purchase such product in a chain of distribution that included any of Lilly or any of its Affiliates or its Sublicensees; and (b) meets the equivalency determination by the applicable Regulatory Authority in such country (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Product), in each case, as is necessary to permit substitution of such product for the Product under Applicable Law in such country.

1.19 “Business Day” means any day other than Saturday, Sunday, or any day that banks are authorized or required to be closed in San Diego, California or Indianapolis, Indiana.

1.20 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.21 “Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

1.22 “Change of Control” means:

(a) with respect to either Party: (i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party (excluding, for clarity, an acquisition by a Third Party where the stockholders of such acquired Person immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (ii) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (i), (ii) or (iii), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”; or

(b) with respect to the acquisition of Avidity by a Lilly Competitor, whether in one transaction or a series of related transactions, in addition to the items in (a) above, the acquisition of: (i) majority control of the board of directors or equivalent governing body of Avidity; (ii) the ability to cause the direction of the management or allocation of corporate resources of Avidity; or (iii) all or substantially all of the assets of Avidity related to the transactions contemplated by this Agreement; in which case such Lilly Competitor and its Affiliates (other than Avidity and its Affiliates in existence prior to the applicable transaction) shall also be considered an Acquirer.

1.23 “Claim” has the meaning set forth in Section 10.1.1.

1.24 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-Regulatory Approval human clinical trial, as applicable.

1.25 “Collaboration Materials” means any tangible documents (whether in paper or electronic form) or other materials generated or Controlled by a Party that are delivered to the other Party to conduct Research as set forth in the Research Plans. For avoidance of doubt, “Collaboration Materials,” as used in this Agreement, does not include any intellectual property rights in the foregoing.

1.26 “Collaboration Target” means (a) the Initial Collaboration Targets and (b) any Replacement Targets selected by Lilly and approved by Avidity pursuant to Section 4.2.2. Collaboration Targets exclude any Discontinued Targets, and any Reserved Targets not selected as Initial Collaboration Targets pursuant to Section 4.2.1 unless and until selected as Replacement Targets pursuant to Section 4.2.2.

1.27 “Combination Product” has the meaning set forth in the definition of “Net Sales.”

1.28 “Commercial Milestone Event” has the meaning set forth in Section 7.2.1.

1.29 “Commercialization” means any and all activities directed to the offering for sale and sale of a Compound, Product, or other compound, product or therapy including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Compound, Product, or other compound, product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Compound, Product, or other compound, product or therapy with respect to such Compound, Product, or other compound, product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Compound, Product, or other compound, product or therapy in the Field in the Territory. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.30 “Commercially Reasonable Efforts” of a Party means that level of efforts and resources commonly applied by such Party [* * *].

1.31 “Competing Program” has the meaning set forth in Section 3.5.2.

1.32 “Compound” means any AOC that: (a) is Directed Against a Collaboration Target; and (b) is selected, discovered, used, generated, optimized or identified by either Party during the Term in the course of its activities under a Research Plan or otherwise under this Agreement.

1.33 “Confidential Disclosure Agreement” means that certain Confidential Disclosure Agreement entered into between the Parties as of March 5, 2018, as amended.

1.34 “Confidential Proprietary Information” has the meaning set forth in Section 11.1.1.

1.35 “Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without violating any obligations of the granting Party owed to a Third Party, breaching the terms of any agreement with a Third Party or subjecting the granting Party to any additional fee or charge; provided that the Know-How, Patents or intellectual property rights will be excluded from being considered “Controlled” by virtue of any such fee or charge only if the first Party notifies the other Party of the fee or charge and the other Party does not agree to reimburse the first Party for or otherwise bear the fee or charge.

1.36 “Cover” means, with respect to a claim of a Patent and a relevant Compound or Product, that such claim would be infringed, absent a license, by the research, development, making, having made, use, keeping, importation, exportation, offering for sale, sale, or other exploitation of such Compound or Product (considering claims of patent applications to be issued as then pending).

1.37 “Data Package” means, on a Collaboration Target-by-Collaboration Target basis, the package of data to be generated and any success criteria for the determination as to whether any Development Candidate directed to such Collaboration Target should be further developed as a Product, all of which shall be determined by the JRC and set forth in the applicable Research Plan for the applicable Collaboration Target.

1.38 “Development Candidate” has the meaning set forth in Section 4.1.

1.39 “Development Milestone Event” has the meaning set forth in Section 7.2.1.

1.40 “Development Milestone Payment” has the meaning set forth in Section 7.2.2.

1.41 “Directed Against” means, with respect to a compound or product and a Target, that the Oligo contained in such compound or product binds to and modulates such Target as its primary mechanism of action. For clarity, “Directed Against” requires direct Target interaction, and does not include pathway effects.

1.42 “Disclosing Party” has the meaning set forth in Section 11.1.1.

1.43 “Discontinued Target” means: (a) a Collaboration Target for which Lilly discontinues Research pursuant to Section 4.2.3; (b) a Collaboration Target for which the JRC determines not to develop further a Development Candidate pursuant to Section 4.4; or (c) a Collaboration Target for which the period in Section 4.4 lapses.

1.44 “Dispute” has the meaning set forth in Section 13.1.

1.45 “Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.

1.46 “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.47 “Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers” has the meaning set forth in Section 4.10.

1.48 “Eli Lilly and Company Good Research Practices” has the meaning set forth in Section 4.10.

1.49 “Excluded Claims” has the meaning set forth in Section 13.5.

1.50 “Excluded Technologies” means any Patents Covering or Know-How directed to Antibody engineering, manufacturing (including expression vectors, cell lines, culture media and feeds), formulations, or devices.

1.51 “Executive Officers” means: (a) with respect to Avidity, its Chief Executive Officer; and (b) with respect to [* * *] or any other person that such officer designates from time to time.

1.52 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.53 “Field” means all uses, including any and all uses for the diagnosis, prevention, amelioration, and treatment of any disease or medical condition in humans and animals.

1.54 “First Commercial Sale” means the first sale of a Product by Lilly or its Affiliates or their Sublicensees to a Third Party (excluding any Sublicensee) for end use or consumption of such Product in a given country after Regulatory Approval required to market and sell the Product has been granted with respect to such Product in such country in which such Product is sold. Furthermore, for purposes of clarity, the term “First Commercial Sale” as used in this Agreement shall not include: (a) sales for purposes of testing any Product, or of any Product samples; (b) any distribution or other sale solely for so-called treatment investigational new drug sales, named patient sales, compassionate or emergency use sales or pre-license sales, in each case provided that such Product is distributed without charge or sold at or below cost; (c) any sale of a Product by Lilly to its Affiliate (or their Sublicensees), unless there is a subsequent resale of the Product by such Affiliate or Sublicensee; nor (d) other similar non-commercial sales.

1.55 “First Commercial Sale Milestone Event” has the meaning set forth in Section 7.2.1.

1.56 “FTE” means the equivalent of a full-time Avidity employee’s work performing activities under a Research Plan, which is at least [* * *] per Calendar Year. If any such individual works partially on work under a Research Plan for a Program and partially on other work in a Calendar Quarter, then the “FTE” to be attributed to such individual’s work hereunder shall be calculated based upon the percentage of such individual’s total work time in such Calendar Quarter that such individual spent working under a Research Plan for such Program based on [* * *] per Calendar Year, applied consistently throughout the Calendar Year. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. For clarity, no individual person can ever constitute more than a single FTE.

1.57 “FTE Rate” means the rate of FTE costs incurred by Avidity, which for the purpose of this Agreement is [* * *] Dollars ($[* * *]) per FTE per Calendar Year, subject to annual increases beginning on [* * *] to reflect percentage increases in the Consumer Price Index for the US City Average (all times) from [* * *] and similarly calculated year to year increases each subsequent Calendar Year. The FTE Rate includes costs of salaries, benefits, other human resources-related costs associated with the employment of employees, supplies (other than supplies specifically identified as separate costs to be reimbursed by Lilly in the Research Plan), and supporting overhead and administrative allocations.

1.58 “Good Laboratory Practices” or “GLPs” means all applicable Good Laboratory Practice standards, including, as applicable: (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.59 “Good Manufacturing Practices” or “GMPs” means all applicable Good Manufacturing Practices including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2; (d) ICH Q7 guidelines; and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.60 “Good Research Practices” or “GRP” means research practices consistent with: (a) the research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 4.10 Part A of this Agreement; and (b) the Research Quality Association (RQA), 2014 Quality in Research Guidelines for Working in Non-Regulated Research, each as may be amended and applicable from time to time.

1.61 “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.62 “IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country other than the U.S. required to commence Clinical Trials of a pharmaceutical product.

1.63 “Indemnitee” has the meaning set forth in Section 10.1.3.

1.64 “Indemnitor” has the meaning set forth in Section 10.1.3.

1.65 “Infringement” has the meaning set forth in Section 8.3.1.

1.66 “Initial Collaboration Targets” has the meaning set forth in Section 4.2.1.

1.67 “Initial Data Package” has the meaning set forth in Section 4.3.2.

1.68 “Initiation” means, with respect to a Clinical Trial, the first dosing in the first human subject in such Clinical Trial.

1.69 “Inventions” means all discoveries and inventions, whether or not patentable, that are discovered, conceived of, or reduced to practice by or on behalf of a Party (whether solely or jointly by the Parties) in the course of performing activities under this Agreement.

1.70 “JRC” has the meaning set forth in Section 2.1.

1.71 “JRC Chair” has the meaning set forth in Section 2.1.

1.72 “Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, materials, studies and procedures, and manufacturing process and development information, results and data.

1.73 “Lilly” has the meaning set forth in the Preamble.

1.74 “Lilly Competitor” means a company that has consummated a Change of Control transaction with Avidity and that: (a) [* * *]; and (b) either (i) [* * *], or (ii) [* * *].

1.75 “Lilly Indemnitee” has the meaning set forth in Section 10.1.1.

1.76 “Lilly Know-How” means all Know-How (including any Know-How that is Lilly Proprietary Technology) that Lilly or its Affiliate Controls as of the Effective Date or during the Term that is necessary or reasonably useful for Research or that is used or generated by or on behalf of Lilly or its Affiliates in the course of conducting activities for a Program. Notwithstanding the foregoing, if any Third Party becomes an Acquirer of Lilly after the

Effective Date pursuant to a Change of Control, Lilly Know-How will exclude any Know-How that is Controlled by the Acquirer before the relevant Change of Control transaction or thereafter during the Term, provided, however, that Lilly Know-How will include any Know-How that would otherwise fall under the definition of Lilly Know-How that is contained in any Invention that is discovered, conceived of, or reduced to practice by or on behalf of the Acquirer in performing any activity under this Agreement.

1.77 “Lilly Patent” means any Patent that is Controlled by Lilly or its Affiliate as of the Effective Date or during the Term that claims Lilly Know-How. Notwithstanding the foregoing, if any Third Party becomes an Acquirer of Lilly after the Effective Date pursuant to a Change of Control, Lilly Patents will exclude any Patent that is Controlled by the Acquirer before the relevant transaction or thereafter during the Term, provided, however, that Lilly Patents will include any Patent that would otherwise fall under the definition of Lilly Patents that claims an Invention that is made or generated by the Acquirer in performing any activity under this Agreement.

1.78 “Lilly Proprietary Technology” means Proprietary Technology of Lilly (or its Affiliates) that: (a) exists as of the Effective Date or is developed, acquired or in-licensed by Lilly and/or any of its Affiliates during the Term outside the scope of its activities under the Research Plan; and (b) is not the same as any Avidity Proprietary Technology, provided that in the case of Lilly Know-How (as opposed to Lilly Patents) that would otherwise be considered Lilly Proprietary Technology under this definition that is disclosed by Lilly or its Affiliate to Avidity (or its Affiliate), such Know-How shall only be considered Lilly Proprietary Technology to the extent it is marked or otherwise prominently designated to Avidity (or such Affiliate) as Lilly Proprietary Technology at the time of such disclosure or immediately thereafter.

1.79 “Lilly Technology” means the Lilly Know-How and Lilly Patents. For clarity, “Lilly Technology” includes all Lilly Proprietary Technology.

1.80 “Losses” has the meaning set forth in Section 10.1.1.

1.81 “Marketing Authorization” means, collectively, all Regulatory Approvals (including any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling a Product in any country or jurisdiction.

1.82 “Milestone Events” means, individually or collectively, the Development Milestone Events, First Commercial Sale Milestone Events, and Commercial Milestone Events.

1.83 “Milestone Payments” has the meaning set forth in Section 7.2.1.

1.84 “Net Sales” means, with respect to a particular Product, the gross amount invoiced by Lilly, its Affiliates, or any Sublicensee to Third Parties (excluding any Sublicensee) for such Product in the Territory, less the following deductions to the extent included in the gross amount invoiced for such Product:

(a) [* * *];

(b) [* * *];

(c) [* * *];

(d) [* * *];

(e) [* * *];

(f) [* * *];

(g) [* * *]; and

(h) [* * *].

Such amounts shall be determined from the books and records of Lilly or applicable Sublicensee, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into Dollars or, in the case of Sublicensees, such similar methodology, consistently applied. In no event will any particular amount identified above be deducted more than once in calculating Net Sales.

Upon any sale or other disposition of a Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arms’-length terms, then for purposes of calculating Net Sales under this Agreement, such Product is deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposition occurred.

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Product and other active compound(s) or ingredient(s)), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by [* * *].

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other compound(s) or ingredient(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [* * *].

In the event that the weighted average sale price of the other compound(s) or ingredient(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [* * *].

In the event that the weighted average sale price of both the Product and the other compound(s) or ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be [* * *].

The weighted average sale price for a Product, other compound(s) or ingredient(s), or Combination Product shall be calculated [* * *] and such price shall be used during all applicable royalty-reporting periods for [* * *]. When determining the weighted average sale price of a Product, other compound(s) or ingredient(s), or Combination Product, the weighted average sale price shall be calculated by [* * *]. In the initial [* * *], a forecasted weighted average sale price will be used for the Product, other compound(s) or ingredient(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following [* * *].

1.85 “Oligo” means a polymer consisting of either natural or synthetic nucleotide units that is designed to hybridize to an RNA target by Watson and Crick base pairing rules.

1.86 “Party” and “Parties” has the meaning set forth in the Preamble.

1.87 “Patents” mean: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.88 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.89 “Phase I Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.90 “Phase II Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof).

1.91 “Phase III Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).

1.92 “Pricing and Reimbursement Approval” means, with respect to a Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such country or jurisdiction.

1.93 “Product” means any pharmaceutical or biologic product in any dosage form or formulation that contains or comprises a Compound.

1.94 “Product-Specific Patent” has the meaning set forth in Section 8.2.2.

1.95 “Program” means, on a Collaboration Target-by-Collaboration Target basis, any and all Research, development, manufacturing, and commercialization activities conducted under this Agreement with respect to any Compounds and Products that are Directed Against such Collaboration Target.

1.96 “Program Patent” means a Patent that claims a Program Invention.

1.97 “Program Invention” has the meaning set forth in Section 8.1.3.

1.98 “Project Leader” has the meaning set forth in Section 2.1.

1.99 “Proprietary Technology” of a Party means: (a) Patent rights Controlled by the Party and (b) Know-How that is Controlled by the Party.

1.100 “Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent, including any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an Infringement under Section 8.3.

1.101 “Prosecuting Party” has the meaning set forth in Section 8.2.2.

1.102 “Receiving Party” has the meaning set forth in Section 11.1.1.

1.103 “Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing, Research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a pharmaceutical product (including any Compound or Product) in any country or jurisdiction, including Pricing and Reimbursement Approval, as applicable.

1.104 “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, Research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products (including any Compound or Product) in a given jurisdiction. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including any Compound or Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.105 “Regulatory Filing” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a Product made to or received from any Regulatory Authority in a given country, including INDs.

1.106 “Replacement Target” has the meaning set forth in Section 4.2.2.

1.107 “Research” means, with respect to a Collaboration Target and a Compound, any research and pre-clinical activities through delivery of a Data Package for such Collaboration Target, as set forth in the applicable Research Plan for such Collaboration Target.

1.108 “Research Budget” has the meaning set forth in Section 4.3.

1.109 “Research Plan” has the meaning set forth in Section 4.3.

1.110 “Research Term” means the period of [* * *] from the Effective Date, as may be extended by Lilly pursuant to Section 4.6.

1.111 “Reserved Target” has the meaning set forth in Section 4.2.1.

1.112 “Residual” has the meaning set forth in Section 11.1.5.

1.113 “Royalty Term” has the meaning set forth in Section 7.3.1.

1.114 “Selection Period” has the meaning set forth in Section 4.2.1.

1.115 “Sublicensee” means a Third Party that is granted a license or sublicense to research, develop, make, have made, use, keep, import, export, offer for sale, sell, or otherwise exploit Compounds and Products in the Field in the Territory, beyond the mere right to purchase Products from Lilly and its Affiliates, and excludes Lilly’s Affiliates or Third Party subcontractors that act solely for Lilly or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Lilly or its Affiliates.

1.116 “Target” means: (a) a polynucleotide sequence corresponding to a sequence identified in a publicly available curated database such as GenBank® by an accession number or similar information that uniquely identifies that sequence; (b) all variants of the identified sequence in human and other species; (c) all post-transcriptional material encoded by the identified sequence and all variants, including all naturally-occurring, disease-associated, and non-naturally occurring truncations, mutations, variants, fragments and post-transcriptional modifications thereof (including splice variants); (d) all post-translational material encoded by such post-transcriptional material including amino acid sequences and proteins; and/or (e) all multimeric forms of (a) through (d).

1.117 “Term” has the meaning set forth in Section 12.1.

1.118 “Terminated Product” means the relevant terminated Product as described in Section 12.5.

1.119 “Terminated Target” means the relevant terminated Collaboration Target as described in Section 12.5.

1.120 “Territory” means the entire world.

1.121 “Third Party” means a Person other than: (a) Lilly or its Affiliates; and (b) Avidity or its Affiliates.

1.122 “U.S.” means the United States of America and its territories and possessions.

1.123 “Valid Claim” means a claim of the composition of matter or the method of use of a Compound or Product (or any component thereof) for an approved use of such Product contained in: (a) an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has not been pending for more than [* * *] from the date of its earliest priority date (provided that upon the issuance of a claim from such patent application, such claim shall again be deemed to be a Valid Claim (subject to Section 1.123(a))).

1.124 “Working Group” has the meaning set forth in Section 2.3.

ARTICLE 2

GOVERNANCE AND JOINT RESEARCH COMMITTEE

2.1 Project Leader. Within [* * *] following the Effective Date, Lilly and Avidity shall each assign one (1) employee to serve as the primary point of contact between the Parties with respect to each Collaboration Target being prosecuted under the Programs (each, a “Project Leader”). The Project Leaders shall regularly communicate with each other to address Program-related issues, needs and updates and facilitate communications and organization of Working Groups associated with the Research Plan. Either Party, upon prior notice to the other Party, may change its Project Leader.

2.2 Alliance Manager. Within [* * *] following the Effective Date, each Party shall also appoint an individual to act as the Alliance Manager for such Party (each, an “Alliance Manager”). Each Alliance Manager shall thereafter be permitted to attend meetings of the JRC and any sub-committee as a nonvoting observer. The Alliance Managers shall be the primary point of contact for the Parties regarding the collaboration activities contemplated by this Agreement (other than the activities/responsibilities of the Project Leader outlined in Section 2.1) and shall help facilitate all such activities hereunder. For avoidance of doubt, the individual appointed by a Party to act as an Alliance Manager may, but need not, be the same individual appointed by such Party as a Project Leader.

2.3 Working Groups. The Parties shall establish working groups (each, a “Working Group”) to oversee the activities of the Research Plan. In addition, from time to time, the Parties may establish a Working Group to oversee particular additional projects or activities. Each Working Group shall undertake the activities delegated to it by the JRC. During the process of establishing each Working Group, such Working Group and the JRC shall agree regarding which matters such Working Group will resolve on its own and which matters such Working Group will advise the JRC regarding (and with respect to which such advice-specific matters the JRC will resolve). In addition to the Collaboration Target-specific Working Groups overseen by the respective Project Leaders, the Parties shall, at a minimum, establish three (3) additional Working Groups to oversee, respectively, (i) Collaboration Materials transfer pursuant to Section 3.4, (ii) the manufacturing supply chain for the Products, and (iii) the strategy for prosecution and maintenance of Patents that claim Program Inventions or that are Controlled by Avidity and exclusively licensed to Lilly under this Agreement.

2.4 Joint Research Committee. Within [* * *] after the Effective Date, the Parties shall establish a cross-functional, joint research committee (the “JRC”) composed of three (3) senior representatives from each Party that will oversee and manage the collaboration between the Parties with respect to each Program during the Research Term. The JRC may, from time to time, establish subcommittees as it deems necessary to further the purposes of this Agreement. Each Party shall appoint its respective representatives to the JRC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. The representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research and applicable Programs. One (1) of the Lilly representatives on the JRC shall be designated the JRC Chair (the “JRC Chair”). The JRC Chair will be responsible for calling meetings of the JRC, circulating agendas and performing administrative tasks required to assure efficient operation of the JRC but shall not have any extra or additional vote.

2.5 Function and Powers of the JRC. The JRC will:

(a) prepare, discuss, and approve initial Research Plans for each Program and prepare, review, discuss, and approve any amendments that may be necessary or desired to the Research Plans;

(b) oversee the generation and implementation of the Research Plans, including the timing and deliverables thereunder;

(c) discuss the progress of the Research and the selection, validation and development of the Collaboration Targets, Compounds, and Products;

(d) make determinations as to whether a Development Candidate should be further optimized by the Parties under and pursuant to the Research Plan;

(e) provide a forum for the Parties to share and discuss information relating to the research and validation of the Collaboration Targets (including Replacement Targets), Compounds and Products, including the results of the activities being carried out under the Research Plans;

(f) address issues arising in the performance of the Research Plans;

(g) establish subcommittees, direct and oversee any operating subcommittee on all significant issues, and resolve disputed matters that may arise at the subcommittees;

(h) facilitate the exchange of Know-How and Collaboration Materials as required hereunder; and

(i) perform any and all tasks and responsibilities that are expressly attributed to the JRC under this Agreement or as otherwise agreed by the Parties in writing.

2.6 Meetings. The JRC will meet at least [* * *] during the Research Term. The JRC may conduct such meetings by telephone, videoconference, or in person. Each Party may call special meetings of the JRC with at least [* * *] prior written notice, or a shorter time period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JRC. Meetings of the JRC are effective only if at least one (1) representative of each Party participates in such meeting. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend JRC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. The JRC Chair or his/her designee shall keep minutes of each JRC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. The JRC Chair shall send meeting minutes to all members of the JRC promptly after a meeting for review. Each member shall have [* * *] from receipt in which to comment on and to approve the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify Lilly that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.

2.7 Decisions. The JRC will endeavor to make decisions by consensus, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party. If the JRC cannot reach consensus or a dispute arises that cannot be resolved within the JRC, either Party may refer such dispute to the Executive Officers for resolution. If consensus cannot be reached with respect to a decision within [* * *] after attempted resolution by the Executive Officers, then: (a) [* * *] has the final decision-making authority with respect to all matters within the purview of the JRC relating to [* * *], including matters relating to [* * *] and [* * *] and [* * *] (including whether [* * *]), with respect to which [* * *] and [* * *]; and (b) all other matters within the purview of the JRC require the mutual agreement of the Parties; provided, however, that [* * *] shall not resolve any such a matter in a manner that: (i) would require [* * *], in each case, other than as is included in [* * *]; (ii) excuses, reduces, or delays [* * *] obligations under this Agreement, including with respect to payments; (iii) negates any consent right or other rights specifically granted or allocated to [* * *] under this Agreement; (iv) amends, modifies, or waives compliances with the terms of this Agreement; or (v) materially increases [* * *] obligations (including payment obligations) as a result. Further, [* * *] shall have the right to [* * *], provided such implementation is consistent with [* * *].

2.8 Authority. The JRC, the JRC Chair, and each subcommittee has only the powers assigned expressly to it in this Article 2 and elsewhere in this Agreement, and does not have any power to amend, modify, or waive compliance with this Agreement. Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers, or discretion in the JRC or subcommittee unless expressly provided for in this Agreement or the Parties expressly so agree in writing. The JRC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JRC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JRC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JRC.

2.9 Discontinuation of JRC. The JRC will continue until the expiration of the Research Term, at which time the JRC shall be promptly disbanded with immediate effect.

ARTICLE 3

LICENSES; EXCLUSIVITY

3.1 License Grants.

3.1.1 Grant to Lilly. Subject to the terms and conditions of this Agreement, Avidity (on behalf of itself and its Affiliates) hereby grants to Lilly an exclusive (even as to Avidity and its Affiliates), worldwide, royalty-bearing license, with the right to grant sublicenses (through multiple tiers) as provided in Section 3.2, under the Avidity Technology to research, develop, make, have made, use, keep, import, export, offer for sale, sell, or otherwise exploit Products in the Field in the Territory. For clarity, the license granted to Lilly under this Section 3.1.1 does not include the right of Lilly to practice the Avidity Technology to research, develop, make, have made, use, keep, import, export, offer for sale, sell, or otherwise exploit any compounds or products other than the Compounds and Products (or compounds or products intended to become Compounds or Products) under this Agreement.

3.1.2 Grant to Avidity. Subject to the terms and conditions of this Agreement, Lilly hereby grants to Avidity a worldwide, fully paid, royalty-free, non-sub-licensable (except to Affiliates and Third Party subcontractors solely as needed to perform services for Avidity under this Agreement), non-exclusive license under the Lilly Technology, solely as and to the extent necessary to conduct Research pursuant to the Research Plans during the Research Term.

3.2 Sublicenses. Lilly and its Affiliates may grant one or more sublicenses under the rights and licenses granted to Lilly under Section 3.1.1, in full or in part, to Third Parties (with the right to sublicense through multiple tiers); provided, however, that: (a) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement; and (b) Lilly shall remain responsible for performance of Lilly’s obligations under this Agreement and shall be responsible for all actions of each such Sublicensee as if such Sublicensee were Lilly hereunder. Lilly shall provide Avidity with prompt written notice of any grant of sublicense to a Third Party in the United States or Japan of the rights and licenses granted to Lilly under Section 3.1.1 that includes the right for such Third Party to (i) manufacture and (ii) sell or offer to sell, the Product in the applicable jurisdiction (but excluding any sublicenses solely for the distribution, marketing or promotion of Products), and shall provide Avidity with an executed copy of any such sublicense promptly after execution of such sublicense, redacted solely as necessary to protect confidential or commercially sensitive information.

3.3 Subcontracting. Subject to the terms of this Section 3.3 and Section 9.3, Lilly may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform its obligations under this Agreement, and Avidity may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform such portions of its Research obligations under this Agreement that it customarily engages for its other similar research activities. The activities of any such Third Party subcontractors will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party shall ensure compliance by such Third Party subcontractors with the terms of this Agreement, including any applicable Research Plans. The subcontracting Party shall ensure, prior to engaging any Third Party subcontractor, that such Third Party subcontractor is subject to written agreements containing terms and conditions that: (a) protect the rights of the Parties under this Agreement, including by imposing obligations of confidentiality on each such Third Party subcontractor that are no less than the obligations of confidentiality on each Party under this Agreement; (b) do not under any circumstance impose any payment obligations or liability on the non-subcontracting Party; and (c) are otherwise consistent with the terms of this Agreement.

3.4 Collaboration Materials Transfer. If either Party is required to transfer to the other Party any Collaboration Materials pursuant to the Research Plan, the terms of this Section 3.4 shall apply. The transferring Party shall provide the other Party with the applicable Collaboration Materials in accordance with the Research Plan. The receiving Party shall use the Collaboration Materials solely to conduct the activities contemplated under the Research Plan and for no other purpose. The receiving Party shall not sell, transfer, disclose or otherwise provide access to the Collaboration Materials without the written consent of the providing Party, except that the receiving Party may allow access to the Collaboration Materials to its Affiliates and its and their respective employees and officers who require such access to perform its activities under this Agreement and solely for purposes consistent with this Agreement; provided that the receiving party binds such Affiliates, employees and officers by written agreement to retain and use the Collaboration Materials only in a manner that is consistent with the terms of this Agreement. THE COLLABORATION MATERIALS ARE PROVIDED “AS IS.” WITHOUT LIMITING SECTIONS 9.1 AND 9.2, NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, ARE GIVEN BY THE PROVIDING PARTY WITH RESPECT TO ANY OF THE COLLABORATION MATERIALS, INCLUDING THEIR CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The receiving Party acknowledges the experimental nature of the Collaboration Materials and that accordingly, not all characteristics of the Collaboration Materials are necessarily known. The Collaboration Materials transfer to be undertaken under this Section 3.4 shall be overseen by a Working Group established for such purposes, which Working Group may put in place a Collaboration Materials transfer plan expressly identifying Collaboration Materials to be transferred and the timing for such transfer.

3.5 Exclusivity.

3.5.1 General. Except in connection with the performance of activities under this Agreement, Avidity shall not (by itself or through any Third Party) and shall cause its Affiliates (by themselves or through any Third Party) not to during (a) the [* * *] (with respect to any Reserved Target that [* * *]), (b) the [* * *] (with respect to [* * *]), or (c) the Term (with respect to a given Collaboration Target), in each case: (i) research, develop, manufacture, commercialize or otherwise exploit any compound or product that is [* * *]; or (ii) sell, assign, transfer, convey, license, sublicense, covenant not to assert or otherwise grant, or transfer to, any Third Party, any rights or immunities to or under the Avidity Technology to conduct such activities described in Section 3.5.1(a).

3.5.2 Avidity Acquisition of Existing Competing Program. Notwithstanding Section 3.5.1, if after the Effective Date any Third Party becomes an Affiliate of Avidity that Avidity controls (as such term is defined in the definition of “Affiliate”) as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party is engaged in: (a) the research, development, manufacture, commercialization, or other exploitation of a compound or product; or (b) the licensing, conveyance, sublicensing or other grant of rights in Patents and Know-How with respect to such a compound or product, in each case of (a) and (b) that would cause Avidity to breach its exclusivity obligations set forth in Section 3.5.1 (such activities, a “Competing Program”), then Avidity shall notify Lilly of such transaction within [* * *] after the closing date of such transaction, and Avidity shall (or shall cause such Affiliate to), within [* * *] after the closing of such transaction, either: (i) complete a Divestiture of such Competing Program; or (ii) cease and terminate the Competing Program. “Divestiture,” as used in this Section 3.5.2 and Section 3.5.3, means the sale or transfer of rights to the Competing Program by Avidity to a Third Party without receiving a continuing share of profit, royalty payment, or other economic interest in the success of such Competing Program.

3.5.3 Existing Competing Program of an Acquirer. Subject to Section 14.8 and notwithstanding Section 3.5.1, if after the Effective Date any Third Party becomes an Acquirer of Avidity as a result of a Change of Control of Avidity, and, as of the closing date of such transaction, such Third Party is engaged in a Competing Program, then Avidity shall notify Lilly of such transaction within [* * *] after the closing date of such transaction, and Avidity shall (or shall cause its Acquirer or successor entity to), within [* * *] after the closing of such transaction, either: (a) continue such Competing Program and implement and enforce effective walls and screens between personnel working in the business of Avidity related to the transactions contemplated by this Agreement, on the one hand, and the Competing Program, on the other hand, to ensure that no information relating to any Compounds or Products or the transactions contemplated by this Agreement is accessible by such Acquirer (or any of its Affiliates) in connection with the Competing Program; (b) complete a Divestiture of such Competing Program; or (c) cease and terminate the Competing Program.

3.5.4 Other Activities. Except as expressly provided in this Article 3, each Party may: (a) engage in research, manufacturing, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated by this Agreement; and (b) use any publicly available information and research results (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so. Except as expressly provided in this Agreement, nothing in this Agreement, including any obligation to promote Products or any restriction on the use of Confidential Proprietary Information, shall create: (i) any obligation not to research, develop, manufacture, commercialize or otherwise exploit any product; or (ii) any obligation to utilize a sales force for Products separate from sales forces for other products. Each Party has limited resources, and as a result it is anticipated that personnel assigned to the activities contemplated by this Agreement may also participate in other activities that may utilize technologies similar to or involve products competitive with those contemplated by this Agreement.

3.5.5 Active Development. Notwithstanding anything to the contrary, including Section 3.5.4, if Lilly is researching, developing, manufacturing, commercializing or otherwise exploiting any compound or product comprising an AOC that is Directed Against a Collaboration Target during the Term and Lilly is not Actively Developing any Compound or Product that is Directed Against such Collaboration Target, then such Collaboration Target will be deemed a Discontinued Target and the terms of Section 4.7 will apply; provided, however, that the foregoing shall cease to apply following the First Commercial Sale of a Product Directed Against such Collaboration Target. “Actively Developing” means that Lilly or any of its Affiliates or Sublicensees are engaging in or have engaged within the preceding [* * *] in one or more of the following activities for a Compound or Product: pre-clinical research and development; formulation development; study/protocol design activity; protocol preparation; vendor selection; awaiting protocol approval from the applicable institutional review board or Regulatory Authority; patient recruitment; patient enrollment; patient treatment, evaluation and monitoring in Clinical Trials; data collection and analysis; auditing of vendors, clinical sites, manufacturing facilities and storage facilities; report writing for any pre-clinical or clinical study or manufacturing activity; communicating or negotiating with Regulatory Authorities; regulatory file(s) being drafted or pending (including preparation of one or more applications for Regulatory Approval); awaiting a response from the applicable Regulatory Authorities (including with respect to pending applications for Regulatory Approval); pricing or reimbursement approvals pending; manufacturing investment work; packaging development; manufacturing scale-up and validation; awaiting go/no go decision from a formal research and development committee within Lilly or such Affiliate or Sublicensee to initiate or continue any of the preceding activities; negotiating contracts with Third Parties to implement any of the foregoing activities (e.g., clinical trial agreements, services agreements, manufacturing and supply agreements); publication writing; seeking licensing partners; endeavoring to overcome circumstances outside of Lilly’s or its Affiliate’s, or Sublicensee’s reasonable control (including supply, regulatory and other issues) that impair the ability of Lilly or its Affiliate or Sublicensee to perform any of the foregoing activities; reasonable, good faith planning or preparation for any of the foregoing activities; and reasonable, good faith evaluation of the results of any of the foregoing activities with the goal of making a timely recommendation for next steps.

3.6 No Other Rights; Retained Rights. Except as set forth herein, neither Party shall be granted, by implication or otherwise: (a) any license or other intellectual property interest under any trademarks, Know-How, or Patents of the other Party; or (b) any Proprietary Technology of the other Party. Except as expressly granted under Section 3.1.1 and as limited by Section 3.5.1, Avidity and its Affiliates retain all other right, title, and interest in and to practice and exploit the Avidity Technology. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement, neither Party is forfeiting any rights that such Party may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply under Applicable Law or in any country.

ARTICLE 4

RESEARCH ACTIVITIES

4.1 Overview. During the Research Term, the Parties shall conduct Research for each Program to: (a) during the Selection Period described in Section 4.2, perform activities to determine the feasibility of researching and developing compounds directed to each Reserved Target to permit Lilly to select Collaboration Targets pursuant to Section 4.2.1; (b) pursuant to the applicable Research Plan, validate Collaboration Targets selected pursuant to Section 4.2.1; (c) pursuant to the applicable Research Plan, identify, develop, optimize, and select development candidates, each consisting of a Compound that is Directed Against a Collaboration Target (a

“Development Candidate”); and (d) pursuant to the applicable Research Plan, formulate Products following selection of Development Candidates for further research and development pursuant to Section 4.4. Lilly may select up to six (6) Collaboration Targets and may replace up to [* * *] Collaboration Targets pursuant to Section 4.2. Avidity shall provide Lilly with the deliverables described in each Research Plan pursuant to Section 4.3. Following receipt of the Data Package, as further described in Section 4.4, the JRC shall select one or more Development Candidates for the applicable Collaboration Target. Both Parties acknowledge and agree that, during the Research Term, the Parties may collaborate to combine their respective Proprietary Technologies to optimize the desired pharmaceutical, CMC or safety profile of the Compound or Product. Notwithstanding anything to the contrary in the Research Plan, Lilly shall have sole control and responsibility for the research of Antibodies to be used in Compounds and any research of Antibodies shall be outside the scope of the Research Plans. In addition, Lilly is free to perform Research on Compounds (or compounds intended to become Compounds) outside the scope of the Research Plan using its own resources.

4.2 Collaboration Targets. Lilly may select and replace Collaboration Targets pursuant to this Section 4.2. The number of Collaboration Targets under active Research at any given time shall be: (a) no fewer than [* * *] during each of the first [* * *] of the Research Term; and (b) no more than [* * *] at any time during the Research Term.

4.2.1 Selection of Initial Collaboration Targets. As of the Effective Date, the Parties have identified the Targets set forth in Exhibit 4.2.1 as Targets to be reserved under this Agreement (the “Reserved Targets”). Within the period between the Effective Date and [* * *] following the Effective Date (the “Selection Period”), Lilly shall identify to Avidity in writing at least [* * *] and up to [* * *] of the Reserved Targets as the initial Targets to be Researched under Research Plans subject to this Agreement (the “Initial Collaboration Targets”). During the applicable timeframe described in this sentence, Lilly may propose additional Targets (excluding [* * *] Targets) during: (a) the [* * *] of the Selection Period with respect to any Reserved Targets that are not [* * *]; and (b) the Selection Period, with respect to any Reserved Targets that are [* * *]; Lilly may propose additional Targets to be added as Reserved Targets. If such Target(s) satisfy the requirements of being a “Replacement Target” under Section 4.2.2, such Target(s) shall be deemed Reserved Target(s) and Exhibit 4.2.1 shall be deemed to be updated to include such Target(s) as Reserved Target(s). Following: (a) the [* * *] of the Selection Period, with respect to any Reserved Targets that are not [* * *]; and (b) the Selection Period, with respect to any Reserved Targets that are[* * *]; any such Reserved Targets not selected as Initial Collaboration Targets shall cease to be Reserved Targets and shall no longer be subject to this Agreement (including Section 3.5), except that such Targets may be selected as Replacement Targets of Collaboration Targets to the extent they otherwise satisfy the requirements of Section 4.2.2.

4.2.2 Replacement of Collaboration Targets. Lilly may, at any time during the Research Term, replace a Collaboration Target with another Target (excluding [* * *] Targets) (a “Replacement Target”) up to [* * *] times upon written notice to Avidity and with Avidity’s written approval, which approval Avidity may withhold only if Avidity or any of its Affiliates: (a) has commenced or is actively conducting a bona fide internal program consisting of research and development activities to research and develop any compound or product that is Directed Against the proposed Replacement Target[* * *]; (b) has an [***] that would conflict with the inclusion of the Replacement Target as a Collaboration Target under this Agreement or would prevent or conflict with the exclusivity that Lilly would otherwise have under Section 3.5 with respect to such Target if included as a Collaboration Target hereunder; or (c) has an [* * *] and [* * *]. Upon Avidity’s written approval, the previous Collaboration Target shall cease to be a Collaboration Target and become a Discontinued

Target, and the Replacement Target shall become a Collaboration Target. If Avidity disapproves of a proposed Replacement Target for one of the reasons specified above, and at a later time that reason no longer applies to the Replacement Target (because, for example, Avidity has discontinued an internal program to research and develop a compound or product Directed Against the proposed Replacement Target), Avidity shall promptly notify Lilly and if Lilly has not yet selected its maximum number of Replacement Targets, Lilly may select the Target subject to the notification as a Replacement Target. For clarity, Lilly may exercise such replacement right up to a total of [* * *] times for all Collaboration Targets, and the maximum number of Replacement Targets that may become Collaboration Targets is [* * *] total. For further clarity, any Targets that are chosen as replacements of Reserved Targets during the Selection Period shall not be considered Replacement Targets and shall not count towards the [* * *] maximum number of Replacement Targets (except with respect to any Target that is not selected as an Initial Collaboration Target but is subsequently chosen as a Replacement Target for a Target selected as a Collaboration Target).

4.2.3 Research Discontinuance. Without limiting Sections 12.3.1 and 12.3.2, subject to Lilly maintaining a Program for at least [* * *] Collaboration Targets during the first [* * *] after the Effective Date, Lilly may discontinue the Research with respect to a Collaboration Target at any time upon [* * *] prior written notice to Avidity. Upon expiration of such [* * *] period, such Target shall cease to be a Collaboration Target and become a Discontinued Target.

4.3 Research Plans.

4.3.1 Content. The Parties shall conduct Research for each Collaboration Target pursuant to a comprehensive written research plan (each, a “Research Plan”) that sets forth, for each Program: (a) the objective of the applicable Research Plan and the non-clinical Research activities to be conducted by each of the Parties to validate such Collaboration Target and to identify, develop, optimize, and select a Development Candidate, and the allocation of activities between the Parties; (b) the expected resources to be allocated to and the anticipated number of FTEs to be dedicated to performing such Research; (c) a budget setting out by Calendar Quarter the anticipated Avidity Internal Costs and the Avidity External Costs to be

incurred by Avidity and its Affiliates in the conduct of the Research for such Program (the “Research Budget”); (d) the timeline and milestones of such activities; and (e) the Data Package. The Research Plans shall, in form and substance, substantially follow the form of Research Plan, in form and substance, as set forth on Exhibit 4.3, including with respect to the general principles for allocation of responsibilities set forth therein, except to the extent the Parties agree to any deviations from such form with respect to any particular Collaboration Target.

4.3.2 Approval and Amendments. Within [* * *] of the selection of a Collaboration Target (including any Replacement Target selected under Section 4.2.2), the Parties shall prepare, discuss, and mutually agree on the Research Plan for such Collaboration Target, and shall determine the Data Package specific for such Collaboration Target that constitutes a collection of information and pre-clinical results necessary to determine whether a particular Development Candidate Directed to such Collaboration Target will be further developed in IND-enabling studies (the “Initial Data Package”). The JRC shall regularly review the Research Plans and the progress of activities being conducted under the Research Plans, in no event less frequently than [* * *]. Either Party may propose amendments to the Research Plan for a Program from time to time as appropriate, to take into account completion, commencement, or cessation of activities contemplated in the then-current Research Plan for such Program or any newly available information related to such Program. Such amendments shall be effective upon JRC approval and subject to the decision making in accordance with Section 2.7, provided that any amendment to the Data Package (including the Initial Data Package) shall be subject to the mutual agreement of the Parties, and neither Party shall unreasonably withhold such agreement for any amendment to the Data Package as a result of new scientific findings unless amendment based on such scientific findings would be necessary or consistent with the general practices customarily followed by Lilly. Notwithstanding the foregoing, if the Parties are unable to agree on an amendment to a Data Package (including whether or not such amendment is necessary or useful) despite their good faith efforts, [* * *] determination shall control. The Parties shall update the Research Plan and/or Research Budget as appropriate to account for the change in activities thereunder as a result of any amendment to the Data Package.

4.4 Selection of Development Candidate. Within [* * *] after Avidity delivers a complete Data Package (which the Parties agree is accurate and complete in all material respects) to the JRC, the JRC shall determine whether a Development Candidate should be further optimized by the Parties under and pursuant to the Research Plan. Upon designation of a Development Candidate for further development under this Agreement, the Parties shall perform such additional Research allocated to them under the applicable Research Plan for formulation of a Product and further optimization of such Product. If the [* * *] time period lapses without a decision by the JRC, then the dispute resolution provisions of Section 2.7 shall apply, with [* * *] having the final authority on the determination of whether a Development Candidate should not be further developed under this Agreement. If the JRC (or the Executive Officers or [* * *], in the case of the preceding sentence where the [* * *] time period lapses without a decision by the JRC) determines that a Development Candidate should not be further developed under this Agreement, the applicable Collaboration Target will cease to be a Collaboration Target and will be a Discontinued Target subject to Section 4.7. Subject to Section 4.2.2 (including the maximum number of Replacement Targets set forth in Section 4.2.2), Lilly may elect to replace such Discontinued Target with a Replacement Target.

For avoidance of doubt, if Lilly has expressed in such [* * *] period its intention to pursue a Development Candidate for further optimization, then the end of the [* * *] period shall not itself result in the Collaboration Target becoming a Discontinued Target unless and until determined by the JRC (or the Executive Officers or [* * *]).

4.5 Records; Reports.

4.5.1 Records. Avidity (and Lilly, to the extent any Research is assigned to Lilly under a Research Plan) shall maintain, or cause to be maintained, during the Research Term and for a reasonable period of time thereafter that is consistent with industry standards, complete and accurate records of its Research for each Program in sufficient detail and in a good scientific manner appropriate for scientific, patent, and regulatory purposes, which records will reasonably reflect all work performed by or on behalf of such Party under the Research Plan for each Program. Lilly may request a copy of any such records of Avidity, except that Avidity may redact any portion of such records that Avidity reasonably determines to constitute Confidential Proprietary Information that is not licensed to Lilly hereunder, or to which Lilly does not otherwise have a right hereunder.

4.5.2 Reports and Data Package. Avidity (and Lilly, to the extent any research is assigned to Lilly under a Research Plan) shall report to Lilly (or Avidity, if applicable) through the JRC (or its designated subcommittee) its results in conducting Research under the Research Plan for each Program. For each Program, Avidity shall provide the JRC with: (a) the deliverables set forth in the Research Plan for such Program in accordance with such Research Plan, including a written report summarizing the data and information generated under each Program within [* * *] after the completion of Avidity’s Research for such Program; and (b) on a periodic basis during the Research Term, all data generated by or on behalf of Avidity in performance of the Research for such Program under this Agreement. In no event will Avidity be required to provide Lilly or the JRC any data, results, or information outside the scope of the Research Plan.

4.6 Research Term Extension. Notwithstanding anything to the contrary, Lilly may, in its sole discretion, extend the Research Term in up to [* * *] additional increments of no less than [* * *] each, for up to a total of [* * *] of additional extension each upon written notice to Avidity at least [* * *] prior to the expiration of the existing Research Term. The Research Term may not exceed [* * *] after the Effective Date without Avidity’s prior written consent. If Lilly desires that Avidity conduct additional research or development activities after the expiration of the Research Term and Avidity agrees, in its sole discretion, to conduct such additional activities, the Parties shall negotiate in good faith the terms and conditions of Avidity’s conduct of such additional activities.

4.7 Discontinued Targets. Once a Collaboration Target becomes a Discontinued Target: (a) all rights and licenses granted under this Agreement will terminate with respect to such Discontinued Target; and (b) either Party may develop and commercialize compounds and products that are Directed Against such Discontinued Target at its own cost. For clarity, the exclusivity obligations of Section 3.5 do not apply to a Discontinued Target. If such Discontinued Target or the Compound Directed Against such Discontinued Target is Covered by a Lilly Patent, the Parties shall reasonably cooperate to discuss in good faith a potential separate agreement detailing the transition to Avidity of Lilly’s rights and obligations (or portions thereof) with respect to such Discontinued Target or Compound Directed Against such Discontinued Target, which shall at least include the obligation for Avidity to assume applicable obligations to Third Parties, and may provide for the payment of royalties or other compensation by Avidity to Lilly for the Commercialization by Avidity of any Compound that includes any Lilly Patent; and provided, however, that Lilly shall have no obligation to grant Avidity a license to any Excluded Technologies or to discuss any such license as part of such good faith discussions. Notwithstanding the foregoing, if the Parties are unable to agree on the terms of such a separation agreement within [* * *] of commencement of discussions with respect thereto despite their good faith efforts, Lilly shall have no further obligation to enter into such an agreement or negotiate with Avidity with respect thereto.

4.8 Diligence. Each Party shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the Research assigned to it in each Research Plan in a good scientific manner and in compliance with Applicable Law.

4.9 Research Funding.

4.9.1 Avidity Research Costs. Lilly shall reimburse Avidity for all Avidity Research Costs for each Program, provided, that such Avidity Research Costs do not exceed [* * *] percent ([* * *]%) of the applicable Research Budget for such Program. If Avidity reasonably anticipates that it will exceed [* * *] percent ([* * *]%) of the applicable Research Budget for a Program, Avidity shall notify Lilly in writing and the Parties shall discuss in good faith whether to amend the Research Budget to address such overrun, provided that Avidity shall maintain the Avidity Research Costs to avoid such budget overrun absent any change in the Research Plan or any scientific or regulatory reasons beyond the reasonable control of Avidity (taking into account matters of objectively reasonable calculation and efficiency of application of Avidity Research Costs); further provided that (subject to the foregoing provision) Avidity shall not be required to perform any research activities or other development activities if such activities would result in any Avidity Research Costs that would not be reimbursed by Lilly.

4.9.2 Cost Calculation Mechanism. The Avidity Research Costs, and any other costs for which this Agreement requires Lilly reimburse or be responsible for Avidity’s costs, shall be calculated in accordance with this Section 4.9.2 as follows:

(a) Lilly shall compensate Avidity for Avidity Research Costs, provided that the nature and scope of the work performed by Avidity: (i) is set forth in the Research Plan; or (ii) has otherwise been approved in advance in writing by Lilly;

(b) Avidity shall invoice Lilly for reimbursement of Avidity Internal Costs for each Program on a [* * *] within [* * *] following the end of the applicable Calendar Quarter. Lilly shall then have [* * *] after its receipt of such invoice to review such invoice and raise any disputed amounts to Avidity. If Lilly does not dispute any amounts payable under an applicable invoice during such [* * *] period, then Lilly shall pay the amounts payable under any such invoice in arrears and within [* * *] following such [* * *] review period (i.e., [* * *] after its receipt of such invoice). Avidity shall submit with each invoice information and documentation detailing the FTE costs applicable to Avidity’s efforts for such applicable Calendar Quarter period, including the work packages of the Research Plan items worked on and the number of FTEs assigned to each work package;

(c) Notwithstanding the foregoing, Avidity External Costs incurred by Avidity in accordance with the Research Plan shall be invoiced separately by Avidity upon Avidity’s receipt of the applicable Third Party’s invoice. Irrespective of whether such payments are made in advance or in arrears, Lilly shall then have [* * *] after its receipt of such invoice to review such invoice and raise any disputed amounts to Avidity. If Lilly does not dispute any amounts payable under an applicable invoice during such [* * *] period, Lilly shall pay the amounts payable under any such invoice within [* * *] following such [* * *] review period (i.e., [* * *] following its receipt of such invoice); provided, that, if Lilly reimburses Avidity for advance payments made by Avidity to any Third Party, Avidity shall provide the final actual cost per invoiced period and a true up of actual cost compared to advance payment (planned cost) to Lilly. If the advance payment(s) turn out to be higher than the actual cost incurred by Avidity, Avidity shall credit the respective amount of the advance payment to the next invoice or invoices payable by Lilly, and in the event there are no further invoices anticipated, shall reimburse Lilly within [* * *] of such true up;

(d) As long as Avidity provides development support to Lilly and for a period of [* * *] thereafter, Avidity shall maintain complete and accurate books and records regarding the Avidity Internal Costs and Avidity External Costs invoiced to Lilly. Lilly shall have the right to have an accounting firm inspect Avidity’s records solely for purposes of determining the accuracy of the Avidity Internal Costs and the Avidity External Costs in accordance with Section 7.6 applied mutatis mutandis (subject only to replacing references to “Lilly” with references to “Avidity,” and vice versa, and other analogous changes, including changes related to the subject matter of the audit); and

(e) Lilly shall bear its own internal costs and out-of-pocket expenses with respect to any Research that Lilly conducts for each Program.

4.10 Certain Standards Applicable to Work. All Research and development done by either Party for non-regulated work under this Agreement will be conducted in accordance with the Research Plans, Eli Lilly and Company Good Research Practices, Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers and all Applicable Laws, including those regarding data privacy and data security laws and regulations. For purposes of this Agreement, “Eli Lilly and Company Good Research Practices” means the compiled set of shared research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 4.10 Part A. For purposes of this Agreement, “Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers” means the guidelines relating to animal care and use for research done on behalf of Lilly as set forth in Exhibit 4.10 Part B. If Lilly reasonably requests, Avidity will complete a self-assessment examination form based on such quality standards. If it has not done so prior to the Effective Date, a duly authorized representative of Lilly may make an on-site visit to Avidity for the purpose of conducting a quality assessment or quality audit for non-regulated work. Lilly may conduct compliance audits of Avidity during business hours, for a duration consistent with the quantity of material to be reviewed, and no more than [* * *], except in the case of audits for cause, in accordance with the procedures set forth in Section 7.6 to ensure compliance with applicable GLP, GRP or GMP, provided Lilly has requested such audit with written notice of at least [* * *] and such audit does not unreasonably interfere with Avidity’s operations. All such audits shall be done at Lilly’s cost and expense.

ARTICLE 5

DEVELOPMENT, MANUFACTURING, AND REGULATORY MATTERS

5.1 Development and Manufacturing Responsibilities. Except with respect to Research activities conducted by Avidity pursuant to a Research Plan for a Program, Lilly shall be responsible for, and shall bear all costs associated with, the development and manufacture of Compounds and Products for such Program. Subject to the terms of this Agreement, all decisions concerning the development of Compounds and Products following Research, including the clinical and regulatory strategy of Compounds and Products covered under this Agreement, is within the sole discretion of Lilly.

5.2 Diligence. Lilly shall use Commercially Reasonable Efforts to develop and to obtain Regulatory Approval for [* * *] per Collaboration Target in [* * *].

5.3 Reports. Lilly shall keep Avidity reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ development activities under this Agreement. Without limiting the foregoing, on [* * *] Lilly shall provide Avidity with a written report summarizing its development activities and the results thereof. In addition, Lilly shall make available to Avidity such additional information about its development activities as may be reasonably requested by Avidity from time to time. Lilly’s obligations under this Section 5.3 shall cease upon the First Commercial Sale of a Product in the U.S.

5.4 Regulatory Responsibilities. Except as provided under a Research Plan, as between the Parties, Lilly shall be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining Regulatory Approvals (including the preparation and submission of the IND filing and for seeking IND approval) with respect to Compounds and Products developed and shall have sole control over all interactions with the applicable Regulatory Authority. Avidity shall reasonably cooperate with Lilly, at Lilly’s reasonable request and expense, with respect to any regulatory matters related to Compounds or Products. Lilly will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Compounds and Products and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Lilly, and Avidity shall execute all documents and take all actions as are necessary or reasonably requested by Lilly to vest such title in Lilly.

5.5 Adverse Event Reporting; Additional Agreement. Lilly shall establish, hold, and maintain the global safety database for Compounds and Products with respect to information on adverse events concerning the Compounds and Products, as and to the extent required by Applicable Law. Upon request of either Party, the Parties shall negotiate and agree on any additional agreements necessary for the development of Compounds and Products, including a pharmacovigilance agreement.

ARTICLE 6

COMMERCIALIZATION

6.1 General. Lilly shall have the sole right and be responsible for, and shall bear all costs associated with, the Commercialization of Products, including manufacturing, distribution, marketing, and sales activities. Subject to the terms of this Agreement, all decisions concerning Commercialization of Products, including the marketing and sales of Products, and the design, price, and promotion of Products, is within the sole discretion of Lilly.

6.2 Diligence. Lilly shall use Commercially Reasonable Efforts to achieve a First Commercial Sale for each Product for which it obtains Regulatory Approval in [* * *].

ARTICLE 7

FEES, ROYALTIES, & PAYMENTS

7.1 Upfront Payment. As partial consideration for the rights granted by Avidity to Lilly pursuant to the terms of this Agreement, Lilly shall pay to Avidity a non-refundable, non-creditable payment equal to Twenty Million Dollars ($20,000,000) within [* * *] of the Effective Date.

7.2 Milestone Payments.

7.2.1 General. Lilly shall pay to Avidity certain non-refundable and non-creditable milestone payments (“Milestone Payments”) set forth in this Section 7.2: (a) within [* * *] following each of: (i) the first Product for each Collaboration Target achieving the development milestone event set forth in Section 7.2.2 (the “Development Milestone Events”); and (ii) the first Product for each Collaboration Target achieving the First Commercial Sale milestone event set forth in Section 7.2.3 (the “First Commercial Sale Milestone Events”); and (b) within [* * *] following the end of the Calendar Quarter of the first occurrence of all Products in each Program collectively achieving the commercial milestone events set forth in Section 7.2.4 (the “Commercial Milestone Events”). For clarity, no Milestone Payment is payable for subsequent or repeated achievements of the same Milestone Event with respect to the same Product, or any subsequent Products with respect to a Collaboration Target for which a Milestone Event has occurred. For avoidance of doubt, the maximum number of each of the Milestone Events achievable is up to six (6) (i.e., only once per each Collaboration Target subject to this Agreement).

7.2.2 Development Milestones. The Milestone Payments to be made by Lilly to Avidity pursuant to Section 7.2.1 with respect to the first Product for each Collaboration Target to achieve a below Development Milestone Event during the Term are as follows (each such Milestone Payment, a “Development Milestone Payment”):

Development Milestone Event	Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]

The maximum total amount payable under this Section 7.2.2 shall not exceed [* * *] Dollars ($[* * *]) (i.e. [* * *] Dollars ($[* * *]) for each of up to six (6) Collaboration Targets). Notwithstanding the foregoing, if a Product for a particular Collaboration Target is discontinued prior to the First Commercial Sale of such Product, then [* * *]. For illustration purposes only, assume [* * *]. If (a) a Development Milestone Event for a Product Directed To a Collaboration Target is achieved and payment with respect to any previous Development Milestone Event for such Collaboration Target has not been made by Lilly to Avidity, then all previous Development Milestone Events for such Collaboration Target shall be deemed to have occurred; or (b) Lilly achieves Regulatory Approval for a Product Directed To a Collaboration Target and payment with respect to any Development Milestone Event for such Collaboration Target has not been made by Lilly to Avidity then all Development Milestone Events for such Collaboration Target shall be deemed to have occurred; and in each case of (a) and (b) Lilly shall pay Avidity all such unpaid payments with respect to such previous Development Milestone Events for such Collaboration Target at the same time that the Milestone Payment for the later Development Milestone Event is paid or within [* * *] of such Regulatory Approval.

7.2.3 First Commercial Sale Milestones. The Milestone Payments to be made by Lilly to Avidity pursuant to Section 7.2.1 with respect to the first Product for each Collaboration Target to achieve a below First Commercial Sale Milestone Event during the Term are as follows:

First Commercial Sale Milestone Event	Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]

7.2.4 Commercial Milestones. The Milestone Payments to be made by Lilly to Avidity pursuant to Section 7.2.1 with respect to each Collaboration Target to achieve the below Commercial Milestone Events are as follows:

Commercial Milestone Event	Milestone Payment
First Calendar Year in which annual Net Sales of all Products for such Collaboration Target exceed [***] Dollars ($[***])	$[***]
First Calendar Year in which annual Net Sales of all Products for such Collaboration Target exceed [***] Dollars ($[***])	$[***]
First Calendar Year in which annual Net Sales of all Products for such Collaboration Target exceed [***] Dollars ($[***])	$[***]
First Calendar Year in which annual Net Sales of all Products for such Collaboration Target exceed [***] Dollars ($[***])	$[***]

7.3 Royalties on Products.

7.3.1 Royalty Term. Lilly shall pay Avidity royalties as set forth in this Section 7.3 on a Product-by-Product and country-by-country basis in the Territory during the period of time beginning on the First Commercial Sale of such Product in such country and continuing until the later of: (a) the expiration or abandonment of the last-to-expire Valid Claim in such country Covering such Product; or (b) ten (10) years after the First Commercial Sale of such Product in such country (the “Royalty Term”).

7.3.2 Royalty Rates. Lilly shall pay Avidity non-refundable, non-creditable royalties as set forth below on aggregate annual Net Sales of all Products for each Collaboration Target in the Territory during the Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding portion of aggregate Net Sales of all Products for such Collaboration Target in such Calendar Year.

Aggregate Annual Net Sales of all Products for a Collaboration Target in the Territory	Royalty Rate
[***] Dollars ($[***])	[***]%
[***] Dollars ($[***])	[***]%
[***] Dollars ($[***])	[***]%
[***] Dollars ($[***])	[***]%

7.3.3 Valid Claim. In any Calendar Quarter during the Royalty Term for a Product for which there is no longer a Valid Claim of an Avidity Patent that Covers such Product in a country, the royalty rates provided in Section 7.3.2 for the Product will be reduced in such country by [* * *] percent ([* * *]%) for such Calendar Quarter (in addition to Sections 7.3.4 and 7.3.5, but subject to Section 7.3.6).

7.3.4 Biosimilar Products. On a country-by-country and Product-by-Product basis: (a) upon the first commercial sale of one or more Biosimilar Products with respect to a Product in any country in the Territory during the Royalty Term, the royalty rates provided in Section 7.3.2 for the Product will be reduced in such country by [* * *] percent ([* * *]%) (in addition to Sections 7.3.3 and 7.3.5, but subject to Section 7.3.6); and (b) from and after the first Calendar Quarter in which Biosimilar Products (individually or in the aggregate) have a market share of [* * *] percent ([* * *]%) or more in a given country (measured in local currency, over the Calendar Quarter, as reported by a customary market intelligence service used by Lilly), the royalty rates provided in Section 7.3.2 for the Product will be reduced in such country to [* * *] percent ([* * *]%) of the royalties otherwise payable under Section 7.3.2.

7.3.5 Third Party Payments. Lilly may deduct from any royalty payments to Avidity under this Section 7.3 for each Product (after application of Sections 7.3.3 and 7.3.4, but subject to Section 7.3.6) an amount equal to [* * *] percent ([* * *]%) of any royalties paid by Lilly to a Third Party in consideration for a right or license under such Third Party’s interest in any Patents that would, absent such a right or license, be infringed by the researching, developing, making, having made, using, keeping, importing, exporting, offering for sale, sale, or other exploitation of the Compounds in the Field in the Territory.

7.3.6 Cumulative Limit on Deductions. Notwithstanding anything to the contrary, in no circumstances will the royalties payable to Avidity under this Section 7.3 in any Calendar Quarter be reduced, as a result of Section 7.3.3, Section 7.3.4 and Section 7.3.5 in the aggregate below [* * *] percent ([* * *]%) of the royalties otherwise payable under Section 7.3.2.

7.3.7 Payment; Reports. Royalty payments due by Lilly to Avidity under this Section 7.3 will be calculated and reported [* * *]. All royalty payments due under this Section 7.3 shall be paid within [* * *] after the end of each Calendar Quarter and shall be accompanied by a report setting forth Net Sales and royalty for each Product by Lilly and its Affiliates and Sublicensees in the Territory.

7.4 Convertible Note. Pursuant to the terms of the Convertible Note Purchase Agreement between the Parties, Lilly will purchase a convertible promissory note from Avidity in the amount of Fifteen Million Dollars ($15,000,000); provided, that, in no event shall Lilly own more than twenty percent (20%) of the voting securities of Avidity or its Affiliates.

7.5 Method of Payment; Currency Conversion. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided however, that Lilly shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. When conversion of payments from any currency other than Dollars is required, Lilly’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars; provided, that this methodology is used by Lilly in the translation of its foreign currency operating results, is consistent with U.S. GAAP, is audited by Lilly’s independent certified public accountants in connection with the audit of the consolidated financial statements of Lilly, and is used for external reporting of foreign currency operating results.

7.6 Records and Audits. Lilly shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records which may be necessary to ascertain properly and to verify the royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but no less than [* * *] following the end of the Calendar Quarter to which they pertain. Within the Term, Avidity shall not more than once each year have the right to have a “Big 4” accounting firm (i.e., KPMG, PwC, Deloitte or Ernst & Young) reasonably acceptable to Lilly inspect Lilly’s records for the purpose of determining the accuracy of royalty payments for a period covering not more than [* * *] following the Calendar Quarter to which they pertain. No period will be audited more than once and each audit must be reasonable in scope. The independent, certified public accountant selected shall keep confidential any information obtained during such inspection and shall report to Avidity and Lilly only the amounts of Net Sales and royalties due and payable. Such audits may be exercised during normal business hours upon reasonable prior written notice to Lilly. Avidity shall bear the full cost of such audit unless such audit discloses an underpayment by Lilly of more than [* * *] percent ([* * *]%), and which underpayment is also at least [* * *] Dollars ($[* * *]), of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, Lilly shall bear the cost of such audit and shall remit to Avidity the amount of any underpayment within [* * *] of the date the auditor’s written report is received. Any overpayment by Lilly revealed by an audit shall be credited against future payments owed by Lilly to Avidity (and if no further payments are due, shall be refunded by Avidity at the request of Lilly within [* * *] of the receipt of the request).

7.7 Late Payments. If any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of prime (as reported in The Wall Street Journal (Eastern U.S. edition)) [* * *] or the maximum rate allowable by Applicable Law, whichever is less. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

7.8 Taxes.

7.8.1 Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective.

7.8.2 Payment of Tax. The upfront, milestones, royalties and other amounts payable by Lilly to Avidity to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 7.8.2. Avidity shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Lilly) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Lilly shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Avidity is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Lilly or the appropriate Governmental Authority (with the assistance of Lilly to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Lilly of its obligation to withhold such tax and Lilly shall apply the reduced rate of withholding or dispense with withholding as the case may be; provided that Lilly has received evidence, in a form satisfactory to Lilly, of Avidity’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [* * *] prior to the time Payments are due. If in accordance with the foregoing, Lilly withholds any amounts of tax, it shall pay to Avidity the balance when due, make timely payment to the proper tax authority of the withheld amount and send to Avidity proof of such payment within [* * *] following such payments.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1 Proprietary Technology. As between the Parties, and subject to the licenses granted under this Agreement, Avidity retains all of its rights, title and interests in and to the Avidity Technology existing as of the Effective Date (including the Avidity Proprietary Technology) and any Avidity Proprietary Technology created or acquired thereafter, and Lilly retains all of its rights, title and interests in and to the Lilly Technology existing as of the Effective Date (including the Lilly Proprietary Technology) and any Lilly Proprietary Technology created or acquired thereafter.

8.1.2 Inventorship. Inventorship as between the Parties will be determined in accordance with U.S patent laws. All such determinations shall be documented to ensure that the Patent claims in any divisional or continuation patent applications reflect appropriate inventorship.

8.1.3 Program Inventions.

(a) Ownership. The Parties anticipate to both contribute Proprietary Technology under the Research Plan to facilitate the innovation of technology and optimization of Compounds and Products under this Agreement. The Parties shall jointly own an undivided one-half interest in and to all Inventions and Know-How made during the Research Term in the course of performing the activities under the Research Plan (“Program Inventions”), regardless of inventorship and whether or not patentable. The Party making each such Program Invention shall and hereby does assign to the other Party an undivided one-half interest in such first Party’s right, title, and interest in and to all Program Inventions made by or on behalf of such first Party. The inventing Party shall take (and cause its employees, agents, contractors and Sublicensees (if applicable) to take) such further actions reasonably requested by the other Party to evidence such assignment and to obtain Patent and other intellectual property rights protection for such Program Inventions. Subject to the licenses granted hereunder, each Party has full rights to exploit and license such Program Inventions (and any Patent rights therein), without any obligation or requirement of an accounting to the other Party and each Party hereby consents to such exploitation and licensing of the other Party for Program Inventions, provided, for clarity, that this consent does not extend to the practice of other Patent rights Controlled by the consenting Party. Furthermore, notwithstanding the foregoing, each Party agrees to hold Program Inventions (and any Know-How therein) in confidence subject to the same permitted disclosures set forth in Section 11.1.4 (applied mutatis mutandis to the Program Inventions consistent with each Party’s rights to exploit the Program Inventions) and shall not disclose such Know-How to a Third Party unless under terms of confidentiality that preserve the Parties’ ability to pursue Patent rights as set forth under Section 8.2.

(b) Independent Development. Nothing in this Agreement shall be construed as limiting either Party’s right to research, develop, improve and in-license technology related to its Proprietary Technology outside the scope of this Agreement in its ordinary course of business, and any resulting inventions made by such Party outside the scope of this Agreement in its ordinary course of business shall be deemed such Party’s Proprietary Technology and solely owned by such Party, and not be deemed Program Inventions. [* * *] shall not use its final decision making authority to expand the scope of the Research Plan to include activities that would ordinarily be conducted by [* * *] to improve the [* * *] except when the inclusion of such activities under the Research Plan is consistent with the objective(s) of the applicable Research Plan (as set forth in such Research Plan).

(c) Contribution of Licensed Proprietary Technology. Each Party shall inform the other Party in writing, prior to contributing to Research to be conducted under any Research Plan, any portion of its Proprietary Technology that is in-licensed from a Third Party, the contribution of which would prevent or conflict with the ownership and use rights with respect to Patents and Know-How contemplated by this Agreement; however, for avoidance of doubt, this Section 8.1.3 shall not limit or modify Lilly’s ability to license Patents pursuant to Section 7.3.5.

8.1.4 Assignment Obligation. Each Party shall cause all employees, independent contractors, consultants, and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide a license, preferably exclusive, under) to such Party their rights in and to any Inventions and all intellectual property rights therein, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license). Each Party shall use reasonable efforts to promptly disclose to the other Party all Inventions, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Inventions, and all information relating to such Inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such Invention.

8.2 Patent Prosecution and Maintenance.

8.2.1 Patent Representatives. Each Party shall designate to the other Party in writing a patent Prosecution and Maintenance representative to liaise with the other Party’s Prosecution and Maintenance representative with respect to the Prosecution and Maintenance of Patents under this Section 8.2. Each Party may update its patent Prosecution and Maintenance representative at any time upon written notice to the other Party.

8.2.2 Product-Specific Patents. As between the Parties: (a) Lilly has the first right, but not the obligation, to Prosecute and Maintain any Avidity Patents that include a specific claim to a Compound or a Product and/or the specific component of the Avidity Proprietary Technology that is incorporated in such Compound or Product (the “Product-Specific Patents”) at Lilly’s sole cost and expense; and (b) Avidity has the first right, but not the obligation, to Prosecute and Maintain any Avidity Patents that are not Product-Specific Patents (the “Avidity-Controlled Patents”). For clarity, Product-Specific Patents include, but are not limited to composition of matter, uses, formulations, doses, dosing regimens, and manufacturing patents. The Party handling the Prosecution and Maintenance of a given Avidity Patent under this Section 8.2.2 (the “Prosecuting Party”) shall keep the other Party reasonably informed of the status of the applicable Avidity Patent and shall promptly provide the other Party with all material correspondence received from any patent authority in connection therewith. In addition, the Prosecuting Party shall promptly provide the other Party with drafts of all proposed material filings and correspondence to any patent authority with respect to the applicable Avidity Patent for the other Party’s review and comment prior to the submission of such proposed filings and correspondences, and the Prosecuting Party shall consider the other Party’s reasonable comments in good faith. If Lilly is the Prosecuting Party, Lilly shall Prosecute and Maintain any Avidity Patents in a manner that is consistent with Lilly’s overall patent strategy. The Prosecuting Party shall notify the other Party of its intention to suspend or cease any Prosecution and Maintenance of any Avidity Patent. The Prosecuting Party shall provide such notice at least [* * *] prior to any filing or payment due date, or any other due date that requires action, in connection with such Avidity Patent. In such event, the Prosecuting Party shall permit the other Party, at the other Party’s discretion and at its sole expense, to continue Prosecution and Maintenance of such Avidity Patent; provided, that in the case where Lilly is the Prosecuting Party and Avidity desires to continue Prosecution and Maintenance of such Avidity Patent, Avidity shall not continue such Prosecution and Maintenance if Lilly reasonably objects to such Prosecution or Maintenance.

8.2.3 Program Patents. Subject to [* * *] final decision making authority pursuant to Section 2.7, the Working Group for patent prosecution shall determine which Party has the first right, but not the obligation, to Prosecute and Maintain the Program Patents other than Product-Specific Patents, at such Party’s sole cost and expense. The Prosecuting Party shall keep the other Party reasonably informed of the status of the Program Patents and shall promptly provide such other Party with all material correspondence received from any patent authority in connection therewith. In addition, the Prosecuting Party shall promptly provide the other Party with drafts of all proposed material filings and correspondence to any patent authority with respect to the Program Patents for such other Party’s review and comment prior to the submission of such proposed filings and correspondences, and the Prosecuting Party shall consider the other Party’s reasonable comments in good faith. The Prosecuting Party shall notify the other Party of its intention to suspend or cease any Prosecution and Maintenance of any Program Patent at least [* * *] prior to any filing or payment due date, or any other due date that requires action, in connection with such Program Patent. In such event, the Prosecuting Party shall permit the other Party, at its discretion and at its sole expense, to continue Prosecution and Maintenance of such Program Patent; provided, that in the case where Lilly is the Prosecuting party and Avidity desires to continue Prosecution and Maintenance of such Program Patent, Avidity shall not continue such prosecution and maintenance if Lilly reasonably objects to the prosecution or maintenance by Avidity of such Program Patent.

8.2.4 Lilly Patents. As between the Parties, Lilly has the sole responsibility, at Lilly’s discretion and at Lilly’s sole cost and expense, to Prosecute and Maintain all Lilly Patents.

8.2.5 Separation of Patent Claims. If a Party determines that an application for a Patent filed, or sought to be filed, by the other Party contains a claim or claims that Cover both such determining Party’s Proprietary Technology and/or any Program Invention, the Parties agree that, to the extent practicable, such application shall be divided into two (2) or more Patent applications, so that each application shall contain claims that cover only one of Avidity Proprietary Technology or Lilly Proprietary Technology (as applicable), on the one hand, or the Program Invention(s), on the other hand. If such division is not practicable, or a single claim covers both Lilly Proprietary Technology or Avidity Proprietary Technology (as applicable), on the one hand, and a Program Invention, on the other hand, such Patent application shall be deemed to be within the Program Inventions and subject to the provisions of Section 8.1.3(a).

8.2.6 Cooperation of the Parties. Each Party shall cooperate fully with the other Party, through the patent prosecution Working Group, in the Prosecution and Maintenance of Patents under this Section 8.2 at its own cost (except as expressly set forth otherwise in this Article 8), including by: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 8.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents.

8.3 Infringement or Misappropriation by Third Parties.

8.3.1 Notice. Each Party shall notify the other within [* * *] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Avidity Patents, Lilly Patents, or Program Patents, which infringing activity involves the using, making, importing, offering for sale, or selling a Compound or Product, in each case in the Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Avidity Patents, Lilly Patents, or Program Patents (collectively “Infringement”).

8.3.2 Avidity-Controlled Patents. As between the Parties, Avidity has the sole right to bring and control any legal action in connection with any Infringement of the Avidity-Controlled Patents at its own expense. Avidity shall keep Lilly reasonably informed of the status of the applicable Avidity-Controlled Patents. Lilly may, at its own expense, be represented in any such action by counsel of its own choice. If Avidity does not bring such legal action within [* * *] after the notice provided pursuant to Section 8.3.1, Lilly may bring and control any legal action in connection with such Infringement of such Avidity-Controlled Patent at its own expense as it reasonably determines appropriate so long as Avidity does not reasonably object to such action.

8.3.3 Product-Specific Patents. As between the Parties, Lilly has the first right to bring and control any legal action in connection with any Infringement of any Product-Specific Patents at its own expense. Lilly shall keep Avidity reasonably informed of the status of such enforcement efforts for the Product-Specific Patents and shall consider in good faith Avidity’s comments thereon. Lilly shall provide Avidity with drafts of all material papers to be filed with the court and shall in good faith consider all reasonable comments thereto by Avidity before filing such papers. Avidity may, at its own expense, be represented in any such action by counsel of its own choice. If Lilly does not bring such legal action within [* * *] after the notice provided pursuant to Section 8.3.1, Avidity may bring and control any legal action in connection with such Infringement of such Product-Specific Patent at its own expense as it reasonably determines appropriate so long as Lilly does not reasonably object to such action.

8.3.4 Program Patents. As between the Parties, Lilly has the first right to bring and control any legal action in connection with any Infringement of any Program Patents at its own expense as it reasonably determines appropriate. Lilly shall keep Avidity reasonably informed of the status of such enforcement efforts for the Program Patents and shall consider in good faith Avidity’s comments thereon. Lilly shall provide Avidity with drafts of all material papers to be filed with the court and shall in good faith incorporate all reasonable comments thereto by Avidity before filing such papers. Avidity may, at its own expense, be represented in any such action by counsel of its own choice. If Lilly does not bring such legal action within [* * *] after the notice provided pursuant to Section 8.3.1, Avidity may bring and control any legal action in connection with such Infringement of any Program Patents at its own expense as it reasonably determines appropriate so long as Lilly does not reasonably object to such action.

8.3.5 Lilly Patents. Lilly has the sole right to initiate any proceedings or take other appropriate actions against an Infringement of any Lilly Patent (excluding the Program Patents, which are separately addressed in Section 8.3.4) or to defend against any challenge of a Lilly Patent (excluding the Program Patents, which are separately addressed in Section 8.3.4).

8.3.6 Allocation of Recoveries. Any recoveries resulting from enforcement action relating to a claim of Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. The enforcing Party will retain any such recoveries in excess of such costs and expenses, provided that if Lilly is the enforcing Party, then such excess recoveries are deemed [* * *].

8.3.7 Cooperation. At the request and expense of the Party bringing an action under this Section 8.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the applicable Patents without the prior written consent of the other Party.

8.4 Defense and Settlement of Third Party Claims. Each Party shall promptly notify the other in writing of: (a) any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party; or (b) any declaratory judgment action that is brought naming either Party as a defendant and alleging invalidity of any of the Lilly Patents, Avidity Patents, or Program Patents. Avidity has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Avidity’s activities at its own expense and by counsel of its own choice, and Lilly may, at its own expense, to be represented in any such action by counsel of its own choice. Lilly has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Lilly’s activities at its own expense and by counsel of its own choice, and Avidity may, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party may settle any patent infringement litigation under this Section 8.4 in a manner that admits the invalidity or unenforceability of the other Party’s Patents or a Program Patent or imposes on the other Party restrictions or obligations or other liabilities, without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

8.5 Patent Extension. The Parties shall cooperate in determining which Patent claiming or covering a Compound or Product should be extended, and thereafter the Parties shall cooperate in obtaining patent term restorations, supplemental protection certificates or their equivalents, and other forms of patent term extensions for a given Compound or Product with respect to any applicable Avidity Patent, Lilly Patent, or Program Patent in any country or region where applicable. [* * *] shall have final decision making authority with respect to decisions regarding patent term extension with respect to Product-Specific Patents, Lilly Patents and Program Patents.

8.6 CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Compounds and Products under such safe harbor provisions.

8.7 Trademarks. Lilly shall have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark for use with a Compound or Product. As between the Parties, Lilly shall own all right, title and interest in and to any such trademarks adopted by Lilly for use with a Compound and Product, and is responsible for the registration, filing, maintenance and enforcement thereof.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Mutual Representations and Warranties. Each of Lilly and Avidity represent and warrant, as of the Effective Date, that:

9.1.1 it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates and/or Third Parties) to enable it to perform its obligations under this Agreement;

9.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

9.1.3 this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.

9.2 Avidity Representations and Warranties. Avidity represents and warrants to Lilly that, as of the Effective Date:

9.2.1 No Targets Encumbered. There are no Targets that are subject to an executed agreement between Avidity and a Third Party or Avidity’s commitment to negotiate an agreement with a Third Party that would prevent or conflict with the inclusion of the Target as a Collaboration Target under this Agreement on an exclusive basis as set forth in Section 3.5.

9.2.2 No Grants that Conflict with this Agreement. Avidity and its Affiliates have not granted, and will not grant during the Term, any rights (or other encumbrances) to any Third Party to Avidity Technology that prevent or conflict with the rights granted to Lilly hereunder.

9.2.3 Control over Know-How and Patents. Avidity has Control over all Know-How and Patent rights owned by it or its Affiliates as of the Effective Date that are necessary or reasonably useful for the Research, development, registration, manufacturing (including formulation) or Commercialization of the Compounds and Products as known to be contemplated by this Agreement as of the Effective Date.

9.2.4 Existing Patents.

(a) All Patent rights contained in the Avidity Technology existing as of the Effective Date that are issued or subject to a pending application for issuance (the “Existing Patents”) are listed on Exhibit 1.14 and all such Existing Patents are: (i) to the extent issued (unless otherwise indicated on Exhibit 1.14), subsisting and not invalid or unenforceable, in whole or in part; (ii) solely and exclusively owned or exclusively licensed to Avidity, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) to the extent subject to a pending application for issuance, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Law and, to Avidity’s knowledge, Avidity and its Affiliates have presented all relevant references, documents and information to the relevant patent examiner at the relevant patent office; and (iv) to Avidity’s knowledge, filed and maintained properly and correctly, and all applicable fees applicable thereto have been paid on or before the due date for payment.

(b) To Avidity’s knowledge, neither Avidity nor any of its Affiliates have taken any action that would render any invention claimed in the Existing Patents unpatentable.

(c) The Existing Patents represent all Avidity Patents that relate to the Avidity Technology or the exploitation thereof as of the Effective Date.

(d) To Avidity’s knowledge, other than the rights granted under this Agreement, no rights or licenses are required under any Patent rights to practice the Avidity Technology as contemplated in the Research Plan as of the Effective Date, or to Research, develop, manufacture (including to formulate), Commercialize or otherwise exploit the Products as contemplated herein by reason of the incorporation of Avidity Technology in such Products.

9.2.5 No Third Party Agreements. There are no license or other agreements with Third Parties regarding the exploitation of any Avidity Technology or other materials contemplated to be provided by Avidity to Lilly hereunder, to which Avidity or its Affiliate is a party.

9.2.6 Litigation and Actions Relating to Intellectual Property. Avidity: (a) has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Avidity Technology, including the Avidity Patents, or Avidity’s or its Affiliates’ rights therein; and (b) is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Avidity or any of its Affiliates is infringing or has misappropriated or otherwise is violating any Patent right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair the ability of Avidity to fulfill any of its obligations under this Agreement.

9.2.7 Other Material Claims and Actions. There are no claims, actions, or proceedings pending or, to Avidity’s knowledge, threatened by any Third Party; nor, to Avidity’s knowledge, are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Avidity or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Avidity’s ability to conduct the Research or to grant the licenses or rights granted to Lilly under this Agreement.

9.2.8 Assignment by Employees, Agents and Consultants. Avidity has obtained from each of its current employees, consultants and contractors, and will obtain from each of its future employees, consultants and contractors, in each case who perform research or development activities pursuant to this Agreement, written agreements containing obligations of confidentiality and non-use and an assignment to Avidity of all inventions (and all of such Person’s rights thereto) for which Avidity or Lilly is intended to have ownership or license rights under this Agreement such that no such employee, contractor or consultant shall retain any rights to such inventions that would prevent or conflict with Lilly’s rights of ownership or use of such inventions contemplated by this Agreement.

9.2.9 No Government Funding. The inventions claimed or covered by the Avidity Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

9.2.10 Regulatory Documentation. Avidity and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Law and all such information is true, complete and correct in all material respects and what it purports to be. “Regulatory Documentation” means all: (a) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) supplements or changes to any of the foregoing following Regulatory Approval; and (d) clinical and other data, including Clinical Trial data, contained or relied upon in any of the foregoing; in each case ((a), (b), (c) and (d)) relating to a Collaboration Target and Compounds Directed Against a Collaboration Target.

9.2.11 Balance Sheet. Avidity has less than sixteen million nine hundred thousand Dollars ($16,900,000) of total assets as stated on Avidity’s last regularly prepared balance sheet dated December 31, 2018.

9.3 Mutual Covenants.

9.3.1 Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.

9.3.2 Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective research and development activities under this Agreement is: (a) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Lilly, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

9.4 Compliance.

9.4.1 Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

9.4.2 Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply, with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

9.4.3 Compliance with Party Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement (the “Party Specific Regulations”). Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 12.2; however, under such circumstances, such termination shall be the sole remedy for such terminating Party and such terminating Party shall not be entitled to any other remedy under law or equity. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

9.4.4 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement. “Internal Compliance Codes,” as used in this Section 9.4.4, means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

9.4.5 Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

9.4.6 Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 9.4, each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.

9.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnity.

10.1.1 By Avidity. Subject to Section 10.1.3, Avidity shall defend, indemnify and hold harmless Lilly and its Affiliates, and their respective directors, officers, employees, and agents (each, a “Lilly Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Lilly Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Avidity or its Affiliates in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties, and covenants made hereunder by Avidity; or (c) the research, development, or use of any Compound or Product by or on behalf of Avidity or its Affiliates (including from product liability and intellectual property infringement claims, but except to the extent resulting from the incorporation of Lilly Proprietary Technology therein); except, in each case, to the extent such Losses result from matters subject to clause (a), (b), or (c) of Section 10.1.2.

10.1.2 By Lilly. Subject to Section 10.1.3, Lilly shall defend, indemnify and hold harmless Avidity, its Affiliates, and their respective directors, officers, employees and agents (each, an “Avidity Indemnitee”) from and against any and all Losses to which any Avidity Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Lilly, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Lilly; or (c) the research, development, manufacture, use, offer for sale, sale, or other exploitation of any Compound or Product by or on behalf of Lilly, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims, but except to the extent resulting from the incorporation of Avidity Proprietary Technology therein); except, in each case, to the extent such Losses result from matters subject to clause (a), (b) or (c) of Section 10.1.1.

10.1.3 Procedure. A Party that intends to claim indemnification under this Article 10 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 10 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 10.

10.2 Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (including self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and Avidity will upon request provide Lilly with a certificate of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Proprietary Information.

11.1.1 Confidential Proprietary Information. In connection with this Agreement, Lilly may disclose certain confidential information that is Lilly Proprietary Technology to Avidity and Avidity may disclose certain confidential information that is Avidity Proprietary Technology to Lilly (such confidential information, “Confidential Proprietary Information”). Without limiting the foregoing, the terms of this Agreement are the Confidential Proprietary Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in Section 11.1.6. Information exchanged by the Parties pursuant to the Confidential Disclosure Agreement shall be governed by such Confidential Disclosure Agreement, provided that any such information that is subsequently exchanged by the Parties under this Agreement shall, from that time, be governed by the terms of this Agreement (including the requirement to mark or prominently designate Avidity Proprietary Technology or Lilly Proprietary Technology as such, in accordance with Sections 1.15 and 1.78, at the time of the subsequent exchange or immediately thereafter).

11.1.2 Restrictions. A Party (the “Receiving Party”) that receives Confidential Proprietary Information from the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Proprietary Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). A Receiving Party shall not use the Disclosing Party’s Confidential Proprietary Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.

11.1.3 Exceptions. The obligations of confidentiality and restriction on use of Confidential Proprietary Information under Section 11.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of Confidential Proprietary Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

11.1.4 Permitted Disclosures. The Receiving Party may disclose Confidential Proprietary Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) Prosecution and Maintenance of Patents as permitted by this Agreement;

(b) Regulatory Filings for Product that such Party has a license or right to develop hereunder in a given country or jurisdiction;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations, including mutually recognized securities laws;

(e) in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Exhibits, schedules, ancillary agreements, and amendments hereto);

(f) disclosure to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees (in the case of Lilly), in each case on a need-to-know basis in connection with the research, development, making, having made, use, keeping, import, export, offering for sale, selling, or otherwise exploiting Products in the Field in the Territory, and commercialization of the Product in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(g) disclosure to potential and actual investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided, however, that with respect to disclosure to actual or bona fide potential investors, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential.

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Proprietary Information pursuant to Section 11.1.4(c) or (d), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Proprietary Information at least as diligent as such Party would use to protect its own Confidential Proprietary Information, but in no event less than reasonable efforts. Any information disclosed pursuant to Section 11.1.4(c) or (d) remains Confidential Proprietary Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 11.

11.1.5 Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any Know-How that is in the public domain. A Party shall also not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement and for any purpose, any general knowledge, skill, and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this

Agreement (“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory (without intentional memorization) of such employees in intangible form and without use by the Party or such employees of tangible copies of any Confidential Proprietary Information of the other Party; provided that this provision will not be deemed in any event to provide any right to infringe the Patent rights of the other Party or of Third Parties that have licensed or provided materials to the other Party; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.

11.1.6 Disclosure of Agreement. Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement as may be mutually agreed in writing by the Parties; (b) upon request from a Governmental Authority (such as a tax authority), provided the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to applicable licensors, to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed to the other Party under this Agreement; and (d) to the extent necessary to perform obligations or exercise rights under this Agreement, to any Sublicensee, collaborator or potential Sublicensee or potential collaborator of such Party, provided that any Sublicensee, collaborator or potential Sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.

11.1.7 Survival. Each Party’s obligations under this Section 11.1 apply during the Term and continue for [* * *] thereafter with respect to Confidential Proprietary Information.

11.2 Publicity. The Parties shall issue a joint press release in the form attached hereto as Exhibit 11.2 promptly after the Effective Date. Thereafter, either Party may make subsequent public disclosure of the contents of such press release and, except as permitted under Section 11.1.4 and this Section 11.2, neither Party shall issue any subsequent press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 11.1.4 and 11.1.5. If either Party desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the issuing Party will provide the other Party with a copy of the proposed press release or public statement. The issuing Party shall specify with each such proposed press release or public statement, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such proposed press release or public statement. If the reviewing Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 11.2, provided such information continues as of such time to be accurate.

11.3 Publication. Lilly shall be entitled to issue scientific publications and make presentations with respect to the Compounds, the Products, the Programs, or their testing in accordance with Lilly’s internal guidelines without approval by Avidity, and Lilly shall be in control of any publications or scientific presentations regarding the Products or their testing subject to this Section 11.3. Avidity shall not issue any scientific publications regarding the Compounds, the Products or their testing without Lilly’s prior written consent. With respect to any paper or presentation proposed for disclosure by Lilly or its Affiliates that includes Confidential Proprietary Information of Avidity (excluding any information that falls under the exceptions of Section 11.1.3), Avidity may review and comment on such proposed paper or presentation. Lilly shall submit to Avidity the proposed publication or presentation (including posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least [* * *] prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. Avidity shall review such submitted materials and respond to Lilly as soon as reasonably possible, but in any case, within [* * *] after receipt thereof. At the option of Avidity, Lilly shall: (a) delete from such proposed publication or presentation any Confidential Proprietary Information of Avidity; and (b) upon a determination that such publication contains patentable material, delay the date of such submission for publication or the date of such presentation for [* * *] to permit the appropriate Party to seek appropriate patent protection.

ARTICLE 12

TERM & TERMINATION

12.1 Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 12, shall continue on a Product-by-Product basis until the expiration of the last Royalty Term in the Territory for such Product (the “Term”). Upon the expiration of the Royalty Term for a Product in a particular country, the licenses granted by Avidity to Lilly under Section 3.1.1 with respect to such Product and such country shall survive and become perpetual, fully-paid, and royalty-free, and shall remain exclusive (even as to Avidity and its Affiliates).

12.2 Termination for Material Breach.

12.2.1 Termination. Either Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within thirty (30) days from the date of such notice; provided that if such non-payment related breach is not reasonably capable of cure within such thirty (30)-day period, the breaching Party may submit, prior to the end of such thirty (30)-day period, a reasonable plan to cure the breach within an additional sixty (60) days, in which case the other Party may not terminate this Agreement for so long as the breaching Party is using Commercially Reasonable Efforts to implement such cure plan within such additional sixty (60) days.

12.2.2 Dispute. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 12.2.1, and such alleged breaching Party provides the other Party notice of such dispute within such thirty (30)-day period, then the non-breaching Party may not terminate this Agreement under Section 12.2.1 unless and until it has been finally determined pursuant to Article 13 that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within thirty (30) days following such court’s decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

12.2.3 Lilly Option to Continue Agreement. Notwithstanding anything to the contrary under this Agreement, after the Research Term, Lilly shall have the right, at its option and by written notice to Avidity, in lieu of exercising its right to terminate this Agreement under this Section 12.2, to instead continue this Agreement in accordance with its terms subject to Lilly’s making all payments due from Lilly to Avidity (offset by any damages resulting from Avidity’s material breach, as finally determined under Article 13, that are not otherwise previously paid directly to Lilly by Avidity), and in which case: (a) the JRC will disband; and (b) Avidity will have no further right; (i) under Section 8.2.2 and Section 8.3.3, to receive information with respect to, be represented by counsel in, object to the commencement of, share in recoveries from, or otherwise participate in enforcement of Product-Specific Patents by Lilly; or (ii) under Section 8.4, to participate and be represented in any claim of infringement that the commercialization of a Product infringes the Patent rights of a Third Party.

12.2.4 Know-How Transfer. Within thirty (30) days following Lilly’s election not to terminate this Agreement under Section 12.2.3, Avidity shall disclose or deliver to Lilly, to the extent not previously provided, copies of all data and information in Avidity’s (or its Affiliates’) possession relating to the Avidity Know-How which is reasonably necessary for Lilly’s Research, development or Commercialization of such Product (including for regulatory purposes). Upon Lilly’s reasonable request, Avidity will: (a) provide reasonable technical assistance to Lilly during such disclosure or delivery set forth in the preceding sentence; and (b) make its employees and non-employee consultants reasonably available at their respective places of employment to consult with Lilly on issues arising in the course of Lilly’s Research, development or Commercialization and in connection with any request related to a Product from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues. The Know-How transfer to be undertaken under this Section 12.2.4 shall be overseen by a Working Group established for such purposes, which Working Group may put in place a technology transfer plan expressly identifying Know-How owned or Controlled by Avidity or its Affiliates to be transferred and the timing for such transfer.

12.3 Termination by Lilly.

12.3.1 Partial Termination. Lilly may, at any time in its sole discretion and without cause, terminate this Agreement on a Collaboration Target-by-Collaboration Target basis upon at least; (a) sixty (60) days’ prior written notice to Avidity if a First Commercial Sale has not occurred for the lead Product with respect to such Collaboration Target; or (b) one hundred eighty (180) days’ prior written notice to Avidity if a First Commercial Sale of the lead Product for such Collaboration Target has occurred. Notwithstanding the foregoing, but without limiting Lilly’s right to terminate this Agreement in its entirety pursuant to Section 12.2.1, Lilly may not exercise its rights under this Section 12.3.1 to terminate this Agreement on a Collaboration Target-by-Collaboration Target basis prior to the third anniversary of the Effective Date if the effect of such termination is to cause there to be Programs for fewer than three (3) Collaboration Targets.

12.3.2 Entire Agreement. Lilly may, in its sole discretion, terminate this Agreement in its entirety at any time and without cause upon at least: (a) sixty (60) days’ prior written notice to Avidity if a First Commercial Sale has not occurred for any Product; or (b) one hundred eighty (180) days’ prior written notice to Avidity if a First Commercial Sale of any Product has occurred.

12.4 Termination for Patent Challenges. Except to the extent the following is unenforceable under the Applicable Law of a jurisdiction, then:

12.4.1 if Lilly, its Affiliates, or Sublicensees, directly or indirectly: (a) initiate or request an interference or opposition proceeding with respect to any Avidity Patents; (b) make, file, or maintain any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of any Avidity Patents; or (c) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Avidity-Controlled Patent, in each case other than in response to a threat of an infringement claim or as necessary to secure allowance of an Avidity-owned patent claim, then Avidity may terminate this Agreement solely with respect to the challenged Avidity Patent(s) with respect to any Programs or Products to which such patent challenge relates upon thirty (30) days’ prior written notice to Lilly; and

12.4.2 if Avidity, its Affiliates, or Sublicensees, directly or indirectly, (a) initiate or request an interference or opposition proceeding with respect to any Lilly Patents, (b) make, file, or maintain any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of any Lilly Patents, or (c) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Lilly Patents, in each case other than in response to a threat of an infringement claim or as necessary to secure allowance of a Lilly-owned patent claim, then Lilly may terminate this Agreement with respect to the challenged Lilly Patent(s) with respect to any Programs or Products to which such patent challenge relates upon thirty (30) days’ prior written notice to Avidity.

12.5 Effects of Termination. The following shall apply upon termination of this Agreement made in accordance with this Article 12. If this Agreement is terminated with respect to a Collaboration Target, such Collaboration Target is a Terminated Target. Each Product and any Compounds contained in such Product that were Directed Against such Terminated Target are Terminated Products. If this Agreement is terminated in its entirety, all Collaboration Targets are Terminated Targets and all Products are Terminated Products.

12.5.1 Termination of Licenses. All licenses for Terminated Products granted under Article 3 terminate automatically as of the termination effective date; provided that, if Lilly (or its Affiliates or Sublicensees) has inventory of usable Product(s) as of the effective date of termination, then Lilly (and its Affiliates and Sublicensees) may continue to sell off such inventory of Products in the Field in the Territory (and fulfill customer orders therefor) until the earlier to occur of one hundred eighty (180) days after the effective date of termination and the date on which Lilly (or its Affiliates or Sublicensees) no longer has such inventory of Product(s) and shall pay Avidity any applicable royalties due based on such sales. Any permitted sublicense granted by Lilly or its Affiliate to a Third Party under the licenses granted to Lilly under this Agreement shall survive the termination of this Agreement, provided that, in the case where termination of this Agreement for Lilly’s uncured material breach pursuant to Section 12.2, such Sublicensee did not cause such uncured material breach. If permitted under such a surviving sublicense, effective upon termination of this Agreement, such sublicense shall become a direct license from Avidity to such Sublicensee, provided, that, if assignment of the sublicense or such conversion of the sublicense to a direct license is not permitted under the applicable sublicense, Lilly shall be entitled to retain its right to payment thereunder and shall remain liable for royalties under Section 7.3 of this Agreement with respect to sales by such Sublicensee.

12.5.2 Destruction of Confidential Proprietary Information. Subject to the potential transfer of any data and information covered below in Section 12.5.3, each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Proprietary Information of the Receiving Party in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Proprietary Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Proprietary Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Proprietary Information of the Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Proprietary Information under this Agreement.

12.5.3 Reversion. In the event of any termination of this Agreement in its entirety or with respect to a Program, if requested by Avidity, the Parties shall negotiate in good faith to enter into a separate agreement detailing the potential transition to Avidity of Lilly’s rights and obligations (or portions thereof) with respect to any Terminated Target or Terminated Product, in each case that is Covered by a Lilly Patent, which agreement may provide for the payment of royalties or other compensation by Avidity to Lilly for the Commercialization by Avidity of any such Terminated Target or Terminated Product; and provided that: (a) Lilly shall have no obligation to negotiate or grant a license to any Excluded Technologies; (b) Lilly shall have no obligation to provide Avidity any Excluded Technology (including any Antibody) used in such Terminated Targets or Terminated Products (or any rights to any such Excluded Technology or Antibody); and (c) with respect to any Lilly Technology that is licensed to Lilly from a Third Party, Lilly shall have no obligation to negotiate with such Third Party for, or grant, any sublicense rights to Avidity, but shall advise Avidity of the identity of such Third Party licensor and the nature of the relevant Lilly Technology, and Avidity shall be solely responsible, at its sole cost and expense, for obtaining and negotiating for any rights to such Third Party’s technology or intellectual property. Notwithstanding the foregoing, if the Parties are unable to agree on the terms of such a transition agreement within thirty (30) days of commencement of discussions with respect thereto despite their good faith efforts, Lilly shall have no further obligation to enter into such an agreement or negotiate with Avidity with respect thereto.

12.6 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1 (to the extent such definitions are used in surviving provisions), Article 10 (with respect to claims for which the cause of action arose prior to the effective date of termination), and Article 13, and Section 4.5.1, Section 4.7 (provided that such provision shall only survive for [* * *] after expiration or termination of this Agreement), Section 7.1 (unless terminated by Lilly pursuant to Section 12.2), Section 7.2 (with respect to Milestone Events reached prior to such expiration or termination), Section 7.3 (with respect to sales of Product made before such expiration or termination or pursuant to Section 12.2.3), Section 7.5, Section 7.6, Section 7.7, Section 7.8, Section 8.1, Section 8.2, Section 8.3 (except for Sections 8.3.2 and 8.3.3), Section 8.4 (except with regard to Lilly Patents or Avidity Patents), Section 8.6, Section 11.1 (for the [* * *] survival period in Section 11.1.7), Section 12.5, this Section 12.6, Section 14.1, Section 14.2, Section 14.5, Section 14.9, Section 14.11, Section 14.16, and Section 14.17.

12.7 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 12.7 are without prejudice to any rights a Party may have arising under the Code.

ARTICLE 13

GOVERNING LAW; DISPUTE RESOLUTION

13.1 Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

13.2 Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 13 to resolve any dispute. If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, either Party may refer the Dispute to Executive Officers of each Party for resolution within [* * *] of a written request by either Party to the other Party. Each Party, within [* * *] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after an additional [* * *] after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined in Section 13.5) may, subject to each Party consenting, be submitted for nonbinding mediation administered by the American Arbitration Association (“AAA”) pursuant to its Commercial Mediation Procedures in effect at the time such Dispute arises (the “AAA Mediation Procedures”), or the Parties may seek to resolve the Dispute in any federal court having jurisdiction thereof located in New York, New York as further described in Section 13.4. The option to mediate under this Article 13 shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates.

13.3 Mediation. Any mediation that the Parties decide to pursue shall be conducted by a single neutral mediator experienced in the business of pharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, the mediator chosen hereunder may engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to help resolve the dispute. The Parties shall select the mediator promptly following the initiation of the mediation. If the Parties are unable or fail to agree upon the mediator within [* * *] following the initiation of mediation, the mediator shall be appointed by AAA. The mediation shall be conducted in New York, New York, and all proceedings and communications shall be in English. Except to the extent necessary to enforce a legal right or as may be required by law, neither a Party nor a mediator may disclose the existence, content, or results of a mediation without the prior written consent of both Parties. In no event shall a mediation be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations. Each

Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the mediator’s fees and any administrative fees of mediation. For clarity, notwithstanding anything to the contrary in this Agreement or as set forth in the AAA Mediation Procedures, under no circumstance shall any such mediation findings or rulings be binding on either Party, unless the Parties subsequently mutually agree to the contrary in writing. No agreement to mediate shall preclude either Party from subsequently withdrawing from the mediation and commencing an action as described in Section 13.4.

13.4 Litigation; Equitable Relief. The Federal courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute-resolution procedures described above. If, within [* * *] following (a) a notice by either Party to the other that it does not believe the Dispute can be resolved through the Executive Officers when the Parties do not agree to mediation or (b) if the Parties agree to mediation, termination of such mediation, neither Party has commenced proceedings seeking to resolve such Dispute in any federal court having jurisdiction, then such Dispute and all related rights, demands, claims, actions, causes of action, suits, proceedings and Losses of every kind and nature shall be deemed to have been irrevocably waived and released, to the fullest extent permitted under Applicable Laws. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.

13.5 Excluded Claims. As used in this Article 13, the term “Excluded Claim” means any dispute, controversy or claim that concerns: (a) the validity, enforceability or infringement of any patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

ARTICLE 14

MISCELLANEOUS

14.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidential Disclosure Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidential Disclosure Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2 Limitation of Liability. NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 14.2 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 10.

14.3 Independent Contractors. The relationship between Lilly and Avidity created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.

14.4 Notice. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile or electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 14.4, in each case, addressed as set forth below unless changed by notice so given:

If to Avidity:

Avidity Biosciences, Inc.

10975 N. Torrey Pines Rd.

Suite 150

La Jolla, CA 92037

Attn: Chief Business Officer

[* * *]

[* * *]

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

[* * *]

[* * *]

[* * *]

If to Lilly:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: Senior Vice President, Corporate Business Development

[* * *]

with a copy (which shall not constitute notice) to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Attn: General Counsel

[* * *]

Avidity shall also provide a copy of any notice (via e-mail if available) to Lilly’s Alliance Manager.

14.5 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect.

14.6 Non-Use of Names. Avidity shall not use the name, trademark, logo, or physical likeness of Lilly or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Lilly’s prior written consent. Avidity shall require its Affiliates to comply with the foregoing. Lilly shall not use the name, trademark, logo, or physical likeness of Avidity or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Avidity’s prior written consent. Lilly shall require its Affiliates and Sublicensees to comply with the foregoing.

14.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to: (a) its Affiliate, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control, subject to Section 14.8. Any permitted assignee shall, in writing to the non-assigning Party, expressly assume performance of such assigning Party’s rights and obligations. Any permitted assignment is binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.7 is null, void and of no legal effect.

14.8 Avidity Change of Control.

14.8.1 Notification of Change of Control. Avidity shall provide Lilly with prompt written notice of any Change of Control of Avidity, which notice shall describe in reasonable detail the nature of the transaction and the identity of the Acquirer. If not prohibited under Applicable Law or by the terms of any written agreement between Avidity and any Third party, Avidity shall provide such notice to Lilly prior to execution of any agreement(s) that would result in the Change of Control of Avidity.

14.8.2 Change of Control with Lilly Competitor. If Avidity undergoes a Change of Control involving a Lilly Competitor, then:

(a) Lilly may, by written notice delivered to Avidity within [* * *] following the earlier of first public announcement of such Change of Control or Avidity’s written notice to Lilly (pursuant to Section 14.8.1), elect to retain its rights to Compounds or Products under this Agreement, in which case: (i) the JRC shall be immediately disbanded, and all approval rights of the JRC shall become approval rights of the corresponding Party (i.e., mutual agreement by the Parties or final decision making authority by a Party); (ii) Avidity shall only have the right to receive high level summary reports from Lilly under Section 5.3 without the inclusion of any Lilly Confidential Proprietary Information; (iii) Lilly shall have the option, upon written notice to Avidity, to transfer all [* * *]; (iv) any expenses [* * *]; and (v) Avidity shall thereafter have no right (A) under Section 8.2.2 to take over and continue the filing, prosecution, maintenance and defense of a Product-Specific Patent proposed to be abandoned by Lilly, (B) under Section 8.2.2 and Section 8.3.3, to receive information with respect to, be represented by counsel in, object to the commencement of, share in recoveries from, or otherwise participate in enforcement of Product-Specific Patents by Lilly, (C) under Section 8.5 to consult with respect to Lilly’s decision to seek patent term extensions, supplemental protection certificates and the like for Product-Specific Patents, or (D) under Section 8.4, to participate and be represented in any claim of infringement that the commercialization of a Product infringes the Patent rights of a Third Party; and

(b) Avidity shall implement and enforce effective walls and screens between personnel working on the business of Avidity related to the transactions contemplated by this Agreement, on the one hand, and the business of Avidity collaborating with the Lilly Competitor, on the other hand, to ensure that no information directly relating to any Compounds or Products or the transactions contemplated by this Agreement is accessible by such Lilly Competitor and that the same level of diligence is applied to such activities after the consummation of such Change of Control as compared to prior to the consummation of such Change of Control.

14.8.3 Acquirer with [* * *]. Following any Change of Control of Avidity to an Acquirer that owns or controls any Patent rights directed to Avidity Proprietary Technology or inventions, Avidity shall [* * *], provided that such requirement shall not apply (a) to any Antibody-related Patent rights that may be owned or controlled by such Acquirer if such Patent rights would not otherwise be considered Avidity Patents, or (b) to the extent Lilly is in material breach of this Agreement and has failed to cure such breach in the applicable time period set forth in Section 13.2.

14.9 Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Other than any deemed waiver and release under Section 13.4, any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.10 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

14.11 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, Schedules or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; and (k) neither Party shall be deemed to be acting on behalf of the other Party.

14.12 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

14.13 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

14.14 Further Assurances. Lilly and Avidity hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.15 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

14.16 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

14.17 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.18 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, Lilly extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

AVIDITY BIOSCIENCES, INC.

By: /s/ Kent Hawryluk

Name: Kent Hawryluk

Title: Authorized Officer

ELI LILLY AND COMPANY

By: /s/ David A. Ricks

Name: David A. Ricks

Title: Chairman and CEO

[Signature page to Research Collaboration and License Agreement]

Exhibit 1.14

Avidity Patents

[* * *]

Exhibit 1.14 - 1

[* * *]

Exhibit 1.14 - 2

[* * *]

Exhibit 1.14 - 3

[* * *]

Exhibit 1.14 - 4

Exhibit 4.2.1

Reserved Targets

[* * *]

Exhibit 4.2.1 – 1

Exhibit 4.3

Initial Research Plan

[* * *]

Exhibit 4.3 - 1

[* * *]

Exhibit 4.3 - 2

[* * *]

Exhibit 4.3 - 3

[* * *]

Exhibit 4.3 - 4

[* * *]

Exhibit 4.3 - 5

[* * *]

Exhibit 4.3 - 6

[* * *]

Exhibit 4.3 - 7

Exhibit 4.10

Part A: Eli Lilly and Company Good Research Practices

[* * *]

Exhibit 4.10 - 1

[* * *]

Exhibit 4.10 - 2

Exhibit 4.10

Part B: Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers

[* * *]

Exhibit 4.10 - 3

Exhibit 11.2

Joint Press Release

April XX, 2019

For Release:        Draft B

Refer to:        Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Lilly Media)

  Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Lilly Investors)

  Leslie Ann Kerins; leslie@aviditybio.com; (858) 401-7900 (Avidity)

  Ian Stone; ian@canalecomm.com; (619) 849-5388 (Avidity Media)

Lilly and Avidity Biosciences Announce Licensing and Research Collaboration

•	Collaboration will utilize Avidity’s antibody-oligonucleotide conjugate (AOC) technology to pursue therapeutic targets initially focused on immunology and other indications

•	Avidity to receive an upfront payment of $20 million and an investment of $15 million

•	Avidity eligible to receive up to approximately $405 million per target in development and commercialization milestones, plus royalties

INDIANAPOLIS, IN, LA JOLLA, CA — Eli Lilly and Company (NYSE: LLY) and Avidity Biosciences, Inc. today announced a global licensing and research collaboration focused on the discovery, development and commercialization of potential new medicines in immunology and other select indications.

The companies will utilize Avidity’s proprietary Antibody-Oligonucleotide Conjugate (AOC™) technology platform to progress new therapeutic approaches toward clinical development and commercialization. AOCs combine the tissue selectivity of monoclonal antibodies and the precision of oligonucleotide-based therapeutics to overcome barriers to the delivery of oligonucleotides and target genetic drivers of disease.

Exhibit 11.2 - 1

“We are excited to expand our oligonucleotide research and development efforts through this strategic collaboration with Avidity,” said Andrew C. Adams, Ph.D., chief scientific officer for RNA therapeutics at Lilly. “Their expertise in studying the combination of monoclonal antibodies and oligonucleotide-based therapies represent a promising avenue of research toward development of the next generation of RNA based medicines”

“This collaboration with Lilly provides an exceptional opportunity to leverage Avidity’s proprietary AOC platform in order to generate new therapeutic targets in disease areas that have been challenging to pursue using oligonucleotide-based approaches,” said Kent Hawryluk, Avidity’s chief business officer. “Lilly’s extensive research, development, regulatory, and commercial capabilities make them an ideal partner, and we look forward to a long and productive relationship.”

Under the terms of the agreement, Avidity will receive an upfront payment of $20 million, as well as an investment of $15 million. Avidity is also eligible to receive up to approximately $405 million per target for development, regulatory and commercialization milestones, as well as tiered royalties ranging from the mid-single to low-double digits on product sales.

This transaction is subject to clearance under customary closing conditions. The transaction will be reflected in Lilly’s reported results and financial guidance according to Generally Accepted Accounting Principles (GAAP). There will be no change to Lilly’s 2019 non-GAAP earnings per share guidance as a result of this transaction.

About Avidity’s AOC™ Technology Platform

Avidity’s Antibody Oligonucleotide Conjugate (AOC™) technology utilizes antibodies to target cells and tissues of interest and facilitate the uptake and internalization of oligonucleotide payloads. By combining the cellular and tissue selectivity of antibodies with the selectivity and efficiency of oligo-based approaches, Avidity has demonstrated modulation of disease-related RNAs in diverse cell types and tissues including muscle, heart, liver, tumors and immune cells.

Exhibit 11.2 - 2

About Avidity Biosciences, Inc.

Avidity Biosciences, Inc. is a privately-held biotech company pioneering Antibody Oligonucleotide Conjugates (AOC™). AOCs combine the tissue selectivity of monoclonal antibodies and the precision of oligonucleotide-based therapeutics to overcome barriers to the delivery of oligonucleotides and target genetic drivers of disease. Avidity has raised $30 million in venture financing from a top-tier group of investors, including Takeda Ventures, Alethea Capital, Alexandria Real Estate Equities, Brace Pharma, EcoR1 Capital, F-Prime Capital, Moore Venture Partners, and Boxer Capital of Tavistock Group.

About Eli Lilly and Company Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. C-LLY

Lilly Forward-Looking Statement This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the benefits of a collaboration between Lilly and Avidity, and reflects Lilly’s current beliefs. However, as with any such undertaking, there are substantial risks and uncertainties in the process of drug development and commercialization. Among other things, there can be no guarantee that Lilly will realize the expected benefits of the collaboration, or that the collaboration will yield commercially successful products. For a further discussion of these and other risks and uncertainties that could cause actual results to differ from Lilly’s expectations, please see Lilly’s most recent Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

#     #     #

Exhibit 11.2 - 3